Annual Report on Form 10-K

                            Items 8, 14(a) and 14(d)

                   Index of Financial Statements and Schedules


Financial Statements                                                   Page

  Report of Independent Accountants                                    F-2

  Consolidated Balance Sheets - December 31, 2000 and 2001             F-3

  Consolidated Statements of Income -
   Years ended December 31, 1999, 2000 and 2001                        F-5

  Consolidated Statements of Comprehensive Income -
   Years ended December 31, 1999, 2000 and 2001                        F-7

  Consolidated Statements of Stockholders' Equity -
   Years ended December 31, 1999, 2000 and 2001                        F-8

  Consolidated Statements of Cash Flows -
   Years ended December 31, 1999, 2000 and 2001                        F-9

  Notes to Consolidated Financial Statements                           F-12

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of Directors of Valhi, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Valhi, Inc. and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 22 to the consolidated financial statements, on April 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 145.



                                            PricewaterhouseCoopers LLP

Dallas, Texas
March 15, 2002, except for Note 22
 as to which the date is November 12, 2002

                          VALHI, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2000 and 2001

                      (In thousands, except per share data)

              ASSETS
                                                          2000            2001
                                                          ----            ----

Current assets:
  Cash and cash equivalents ....................      $  135,017      $  154,413
  Restricted cash equivalents ..................          69,242          63,257
  Marketable securities ........................            --            18,465
  Accounts and other receivables ...............         182,991         162,310
  Refundable income taxes ......................          14,470           3,564
  Receivable from affiliates ...................             885             844
  Inventories ..................................         242,994         262,733
  Prepaid expenses .............................           7,272          11,252
  Deferred income taxes ........................          14,236          12,999
                                                      ----------      ----------

      Total current assets .....................         667,107         689,837
                                                      ----------      ----------

Other assets:
  Marketable securities ........................         268,006         186,549
  Investment in affiliates .....................         235,791         211,115
  Receivable from affiliate ....................            --            20,000
  Loans and other receivables ..................         100,540         105,940
  Mining properties ............................          13,971          12,410
  Prepaid pension costs ........................          22,789          18,411
  Unrecognized net pension obligations .........            --             5,901
  Goodwill .....................................         359,420         349,058
  Deferred income taxes ........................           2,046           3,818
  Other assets .................................          49,604          32,549
                                                      ----------      ----------

      Total other assets .......................       1,052,167         945,751
                                                      ----------      ----------

Property and equipment:
  Land .........................................          29,644          28,721
  Buildings ....................................         167,653         163,995
  Equipment ....................................         543,915         569,001
  Construction in progress .....................          14,865           9,992
                                                      ----------      ----------
                                                         756,077         771,709
  Less accumulated depreciation ................         218,530         253,450
                                                      ----------      ----------

      Net property and equipment ...............         537,547         518,259
                                                      ----------      ----------

                                                      $2,256,821      $2,153,847
                                                      ==========      ==========

                          VALHI, INC. AND SUBSIDIARIES

                           December 31, 2000 and 2001

                      (In thousands, except per share data)

   LIABILITIES AND STOCKHOLDERS' EQUITY
                                                          2000           2001
                                                          ----           ----

Current liabilities:
  Notes payable ..................................   $    70,039    $    46,201
  Current maturities of long-term debt ...........        34,284         64,972
  Accounts payable ...............................        81,572        114,474
  Accrued liabilities ............................       162,431        166,488
  Payable to affiliates ..........................        32,042         38,148
  Income taxes ...................................        15,693          9,578
  Deferred income taxes ..........................         1,922          1,821
                                                     -----------    -----------

      Total current liabilities ..................       397,983        441,682
                                                     -----------    -----------

Noncurrent liabilities:
  Long-term debt .................................       595,354        497,215
  Accrued OPEB costs .............................        50,624         50,146
  Accrued pension costs ..........................        26,697         33,823
  Accrued environmental costs ....................        66,224         54,392
  Deferred income taxes ..........................       294,371        268,468
  Other ..........................................        41,055         32,642
                                                     -----------    -----------

      Total noncurrent liabilities ...............     1,074,325        936,686
                                                     -----------    -----------

Minority interest ................................       156,278        153,151
                                                     -----------    -----------

Stockholders' equity:
  Preferred stock, $.01 par value; 5,000 shares
   authorized; none issued .......................          --             --
  Common stock, $.01 par value; 150,000 shares
   authorized; 125,730 and 125,811 shares issued .         1,257          1,258
  Additional paid-in capital .....................        44,345         44,982
  Retained earnings ..............................       591,030        656,408
  Accumulated other comprehensive income:
    Marketable securities ........................       132,580         86,654
    Currency translation .........................       (60,811)       (79,404)
    Pension liabilities ..........................        (4,517)       (11,921)
  Treasury stock, at cost - 10,570 shares ........       (75,649)       (75,649)
                                                     -----------    -----------

      Total stockholders' equity .................       628,235        622,328
                                                     -----------    -----------

                                                     $ 2,256,821    $ 2,153,847
                                                     ===========    ===========


Commitments and contingencies (Notes 5, 8, 11, 16, 18 and 19)

                          VALHI, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                  Years ended December 31, 1999, 2000 and 2001

                      (In thousands, except per share data)


                                              1999          2000             2001
                                              ----          ----             ----

Revenues and other income:
  Net sales ...........................   $ 1,145,222    $ 1,191,885    $ 1,059,470
  Other, net ..........................        68,456        127,101        154,000
                                          -----------    -----------    -----------

                                            1,213,678      1,318,986      1,213,470
                                          -----------    -----------    -----------

Cost and expenses:
  Cost of sales .......................       840,326        824,391        774,979
  Selling, general and administrative .       189,036        201,732        195,166
  Interest ............................        72,039         71,480         62,285
                                          -----------    -----------    -----------

                                            1,101,401      1,097,603      1,032,430
                                          -----------    -----------    -----------

                                              112,277        221,383        181,040
Equity in earnings of:
  Titanium Metals Corporation ("TIMET")          --           (8,990)        (9,161)
  Tremont Corporation* ................       (48,652)          --             --
  Waste Control Specialists* ..........        (8,496)          --             --
  Other ...............................          --            1,672            580
                                          -----------    -----------    -----------

    Income before taxes ...............        55,129        214,065        172,459

Provision for income taxes (benefit) ..       (71,285)        93,955         53,179

Minority interest in after-tax earnings        78,992         43,496         26,082
                                          -----------    -----------    -----------

    Income from continuing operations .        47,422         76,614         93,198

Discontinued operations ...............         2,000           --             --
                                          -----------    -----------    -----------

    Net income ........................   $    49,422    $    76,614    $    93,198
                                          ===========    ===========    ===========


*Prior to consolidation.

                          VALHI, INC. AND SUBSIDIARIES

                  Years ended December 31, 1999, 2000 and 2001

                      (In thousands, except per share data)


                                                           1999          2000          2001
                                                           ----          ----          ----

Basic earnings per share:
  Continuing operations ............................   $       .41   $       .67   $       .81
  Discontinued operations ..........................           .02          --            --
                                                       -----------   -----------   -----------

  Net income .......................................   $       .43   $       .67   $       .81
                                                       ===========   ===========   ===========

Diluted earnings per share:
  Continuing operations ............................   $       .41   $       .66   $       .80
  Discontinued operations ..........................           .02          --            --
                                                       -----------   -----------   -----------

  Net income .......................................   $       .43   $       .66   $       .80
                                                       ===========   ===========   ===========


Cash dividends per share ...........................   $       .20   $       .21   $       .24
                                                       ===========   ===========   ===========


Shares used in the calculation of per share amounts:
  Basic earnings per share .........................       115,030       115,132       115,193
  Dilutive impact of stock options .................         1,164         1,138           920
                                                       -----------   -----------   -----------

  Diluted earnings per share .......................       116,194       116,270       116,113
                                                       ===========   ===========   ===========

                          VALHI, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                  Years ended December 31, 1999, 2000 and 2001

                                 (In thousands)



                                                     1999        2000         2001
                                                     ----        ----         ----

Net income .....................................   $ 49,422    $ 76,614    $ 93,198
                                                   --------    --------    --------

Other comprehensive income (loss),
 net of tax:
  Marketable securities adjustment:
    Unrealized net gains (losses) arising during
     the period ................................      5,503       1,863      (7,673)
    Reclassification for realized net losses
     (gains) included in net income ............       (492)      2,880     (38,253)
                                                   --------    --------    --------
                                                      5,011       4,743     (45,926)

  Currency translation adjustment ..............    (18,121)    (19,978)    (18,593)

  Pension liabilities adjustment ...............     (2,930)      1,258      (7,404)
                                                   --------    --------    --------

    Total other comprehensive income
     (loss), net ...............................    (16,040)    (13,977)    (71,923)
                                                   --------    --------    --------

      Comprehensive income .....................   $ 33,382    $ 62,637    $ 21,275
                                                   ========    ========    ========

                          VALHI, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1999, 2000 and 2001

                                 (In thousands)



                                               Additional                 Accumulated other comprehensive income    Total
                                         Common  paid-in  Retained  Marketable Currency     Pension   Treasury  stockholders'
                                         stock   capital  earnings  securities translation liabilities  stock        equity

Balance at December 31, 1998 .........   $1,255   $42,789 $ 512,468  $ 122,826  $(22,712) $ (2,845) $(75,259)   $ 578,522

Net income ...........................     --        --      49,422       --        --        --        --         49,422
Cash dividends .......................     --        --     (23,146)      --        --        --        --        (23,146)
Other comprehensive income (loss), net     --        --        --        5,011   (18,121)   (2,930)     --        (16,040)
Other, net ...........................        1       655      --         --        --        --        --            656
                                         ------   ------- ---------  ---------  --------  --------  --------    ---------

Balance at December 31, 1999 .........    1,256    43,444   538,744    127,837   (40,833)   (5,775)  (75,259)     589,414

Net income ...........................     --        --      76,614       --        --        --        --         76,614
Cash dividends .......................     --        --     (24,328)      --        --        --        --        (24,328)
Other comprehensive income (loss), net     --        --        --        4,743   (19,978)    1,258      --        (13,977)
Common stock reacquired ..............     --        --        --         --        --        --         (19)         (19)
Other, net ...........................        1       901      --         --        --        --        (371)         531
                                         ------   ------- ---------    -------  --------  --------  --------    ---------

Balance at December 31, 2000 .........    1,257    44,345   591,030    132,580   (60,811)   (4,517)  (75,649)     628,235

Net income ...........................     --        --      93,198       --        --        --        --         93,198
Cash dividends .......................     --        --     (27,820)      --        --        --        --        (27,820)
Other comprehensive income (loss), net     --        --        --      (45,926)  (18,593)   (7,404)     --        (71,923)
Other, net ...........................        1       637      --         --        --        --        --            638
                                         ------   ------- ---------  ---------  --------  --------  --------    ---------

Balance at December 31, 2001 .........   $1,258   $44,982 $ 656,408  $  86,654    $(79,404) $(11,921) $(75,649) $ 622,328
                                         ======   ======= =========  =========    ========  ========  ========  =========

                          VALHI, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1999, 2000 and 2001

                                 (In thousands)

                                                   1999         2000          2001
                                                   ----         ----          ----

Cash flows from operating activities:
Net income ..................................   $  49,422    $  76,614    $  93,198
Depreciation, depletion and amortization ....      64,654       71,091       74,493
Legal settlements, net ......................        --        (69,465)     (10,307)
Securities transaction gains, net ...........        (757)         (40)     (47,009)
Insurance gain ..............................        --           --        (16,190)
Non-cash:
  Interest expense ..........................       9,788       10,572        5,601
  Defined benefit pension expense ...........      (4,543)     (11,874)      (3,651)
  Other postretirement benefit expense ......      (5,091)      (2,641)        (385)
Deferred income taxes .......................     (92,840)      42,819        7,718
Minority interest ...........................      78,992       43,496       26,082
Equity in:
  TIMET .....................................        --          8,990        9,161
  Tremont Corporation* ......................      48,652         --           --
  Waste Control Specialists* ................       8,496         --           --
  Other .....................................        --         (1,672)        (580)
  Discontinued operations ...................      (2,000)        --           --
Distributions from:
  Manufacturing joint venture ...............      13,650        7,550       11,313
  Tremont Corporation* ......................         655         --           --
  Other .....................................        --             81        1,300
Other, net ..................................       1,809        2,187         (477)
                                                ---------    ---------    ---------

                                                  170,887      177,708      150,267

Change in assets and liabilities:
  Accounts and other receivables ............     (34,616)     (10,709)       8,464
  Inventories ...............................      18,671      (30,816)     (28,623)
  Accounts payable and accrued
   liabilities ..............................       1,080       12,955       30,065
  Income taxes ..............................       5,150        3,940        3,439
  Accounts with affiliates ..................      (7,055)      13,544        4,025
  Other, net ................................     (15,812)      (4,183)      (8,988)
                                                ---------    ---------    ---------

    Net cash provided by operating activities     138,305      162,439      158,649
                                                ---------    ---------    ---------


*Prior to consolidation

                          VALHI, INC. AND SUBSIDIARIES

                  Years ended December 31, 1999, 2000 and 2001

                                 (In thousands)


                                                 1999        2000          2001
                                                 ----        ----          ----

Cash flows from investing activities:
  Capital expenditures ...................   $ (55,869)   $ (57,772)   $ (70,821)
  Purchases of:
    Business units .......................     (64,975)      (9,346)        --
    NL common stock ......................      (7,210)     (30,886)     (15,502)
    Tremont common stock .................      (1,945)     (45,351)        (198)
    CompX common stock ...................        (816)      (8,665)      (2,650)
    Interest in other subsidiaries .......        --         (2,500)        --
  Investment in Waste Control Specialists*     (10,000)        --           --
  Proceeds from disposal of:
    Marketable securities ................       6,588          158       16,802
    Property and equipment ...............       2,449          577       11,032
  Change in restricted cash
   equivalents, net ......................      (5,176)       1,517        8,022
  Loans to affiliates:
    Loans ................................      (6,000)     (21,969)     (20,000)
    Collections ..........................       6,000       21,969         --
  Property damaged by fire:
    Insurance proceeds ...................        --           --         23,361
    Other, net ...........................        --           --         (3,205)
  Discontinued operations, net ...........       2,000         --           --
  Other, net .............................        (595)       1,351         (635)
                                             ---------    ---------    ---------

    Net cash used by investing activities     (135,549)    (150,917)     (53,794)
                                             ---------    ---------    ---------

Cash flows from financing activities:
  Indebtedness:
    Borrowings ...........................     123,203      123,857       51,356
    Principal payments ...................    (157,310)    (126,252)    (102,014)
  Loans from affiliates:
    Loans ................................      45,000       18,160       81,905
    Repayments ...........................     (52,218)     (12,782)     (78,731)
  Valhi dividends paid ...................     (23,146)     (24,328)     (27,820)
  Valhi common stock reacquired ..........        --            (19)        --
  Distributions to minority interest .....      (3,744)     (10,084)     (10,496)
  Other, net .............................         860        4,411        1,347
                                             ---------    ---------    ---------

    Net cash used by financing activities      (67,355)     (27,037)     (84,453)
                                             ---------    ---------    ---------


Net decrease .............................   $ (64,599)   $ (15,515)   $  20,402
                                             =========    =========    =========


*Prior to consolidation.

                          VALHI, INC. AND SUBSIDIARIES

                  Years ended December 31, 1999, 2000 and 2001

                                 (In thousands)

                                               1999          2000          2001
                                               ----          ----          ----

Cash and cash equivalents -
 net change from:
  Operating, investing and financing
   activities ...........................   $ (64,599)   $ (15,515)   $  20,402
  Currency translation ..................      (3,398)      (2,175)      (1,006)
  Business units acquired ...............       4,785         --           --
  Consolidation of Waste Control
   Specialists and Tremont Corporation ..       3,736         --           --
                                            ---------    ---------    ---------
                                              (59,476)     (17,690)      19,396

  Balance at beginning of year ..........     212,183      152,707      135,017
                                            ---------    ---------    ---------

  Balance at end of year ................   $ 152,707    $ 135,017    $ 154,413
                                            =========    =========    =========


Supplemental disclosures - cash paid for:
  Interest, net of amounts capitalized ..   $  62,208    $  61,930    $  57,775
  Income taxes ..........................      16,296       33,798       36,556

  Business units acquired -
   net assets consolidated:
    Cash and cash equivalents ...........   $   4,785    $    --      $    --
    Goodwill and other intangible assets       22,700        5,091         --
    Other non-cash assets ...............      54,966        7,144         --
    Liabilities .........................     (17,476)      (2,889)        --
                                            ---------    ---------    ---------

    Cash paid ...........................   $  64,975    $   9,346    $    --
                                            =========    =========    =========

  Waste Control Specialists and
   Tremont Corporation - net assets
   consolidated:
    Cash and cash equivalents ...........   $   3,736    $    --      $    --
    Noncurrent restricted cash ..........       4,710         --           --
    Investment in
      TIMET .............................      85,772         --           --
      NL Industries* ....................     159,799         --           --
      Other joint ventures ..............      13,658         --           --
    Property and equipment ..............      23,716         --           --
    Other non-cash assets ...............      17,933         --           --
    Liabilities .........................     (83,784)        --           --
    Minority interest ...................     (85,610)        --           --
                                            ---------    ---------    ---------

    Net investment at respective dates
     of consolidation ...................   $ 139,930    $    --      $    --
                                            =========    =========    =========

*Eliminated in consolidation.

                          VALHI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -       Summary of significant accounting policies:

     Organization and basis of presentation. Valhi, Inc. (NYSE: VHI) is a subsidiary of Contran Corporation. Contran holds, directly or through subsidiaries, approximately 94% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, the Chairman of the Board and Chief Executive Officer of Valhi and Contran, may be deemed to control such companies. Certain prior year amounts have been reclassified to conform to the current year presentation. As more fully described in Note 22, on April 1, 2002 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 145. As a result of adopting SFAS No. 145, the Company's results of operations for 2000, as presented herein, have been reclassified from amounts previously reported with respect to a loss on the early extinguishment of debt. Such reclassification had no effect on net income.

     Management's estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

     Principles of consolidation. The consolidated financial statements include the accounts of Valhi and its majority-owned subsidiaries (collectively, the "Company"), except as described below. All material intercompany accounts and balances have been eliminated. Prior to June 30 1999, the Company did not consolidate its majority-owned subsidiary Waste Control Specialists because the Company was not deemed to control Waste Control Specialists. See Note 3.

     Translation of foreign currencies. Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated in stockholders' equity as part of accumulated other comprehensive income, net of related deferred income taxes and minority interest. Currency transaction gains and losses are recognized in income currently.

     Net sales. Sales are recorded when products are shipped and title and other risks and rewards of ownership have passed to the customer, or when services are performed. Shipping terms of products shipped in both the Company's chemicals and components products segments are generally FOB shipping point, although in some instances shipping terms are FOB destination point. Amounts charged to customers for shipping and handling are included in net sales. The Company adopted Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101, as amended, in 2000. SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue. The impact of adopting SAB No. 101 was not material.

     Inventories and cost of sales. Inventories are stated at the lower of cost or market. Inventory costs are generally based on average cost or the first-in, first-out method.

     Shipping and handling costs. Shipping and handling costs of the Company's chemicals segment are included in selling, general and administrative expenses and were approximately $54 million in 1999, $50 million in 2000 and $49 million in 2001. Shipping and handling costs of the Company's component products and waste management segments are not material.

     Cash and cash equivalents and restricted cash. Cash equivalents include bank time deposits and government and commercial notes and bills with original maturities of three months or less.

     Restricted   cash   equivalents  and  debt   securities.   Restricted  cash
equivalents and debt securities, invested primarily in U.S. government securities and money market funds that invest in U.S. government securities, includes amounts restricted pursuant to outstanding letters of credit, and at December 31, 2001 also includes $74 million held by special purpose trusts (2000
- $70 million) formed by NL Industries, the assets of which can only be used to pay for certain of NL's future environmental remediation and other environmental expenditures. Such restricted amounts are generally classified as either a current or noncurrent asset depending on the classification of the liability to which the restricted amount relates. Additionally, the restricted debt securities are generally classified as either a current or noncurrent asset depending upon the maturity date of each debt security. See Notes 5, 8 and 12.

     Marketable securities and securities transactions. Marketable debt and equity securities are carried at fair value based upon quoted market prices or as otherwise disclosed. Unrealized gains and losses on trading securities are recognized in income currently. Unrealized gains and losses on available-for-sale securities are accumulated in stockholders' equity as part of accumulated other comprehensive income, net of related deferred income taxes and minority interest. Realized gains and losses are based upon the specific identification of the securities sold.

     Accounts receivable. The Company provides an allowance for doubtful accounts for known and estimated potential losses arising from sales to customers based on a periodic review of these accounts.

     Investment in joint ventures. Investments in more than 20%-owned but less than majority-owned companies, and the Company's investment in Waste Control Specialists prior to June 30 1999, are accounted for by the equity method. See
Note 7. Differences between the cost of each investment and the Company's pro rata share of the entity's separately-reported net assets, if any, are allocated among the assets and liabilities of the entity based upon estimated relative fair values. Such differences approximate a $61 million credit at December 31, 2001, related principally to the Company's investment in TIMET and are charged or credited to income as the entities depreciate, amortize or dispose of the related net assets.

     Goodwill and other intangible assets. Goodwill, representing the excess of cost over fair value of individual net assets acquired in business combinations accounted for by the purchase method, is stated net of accumulated amortization of $77.8 million at December 31, 2001 (2000 - $60.9 million). Through December 31, 2001, goodwill was amortized by the straight-line method over not more than 40 years. Upon adoption of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, goodwill will no longer be subject to periodic amortization. See Notes 9 and 20.

     Intangible assets, consisting principally at December 31, 2000 and 2001 of the estimated fair value of certain patents acquired in connection with the acquisition of certain business units by CompX, are stated net of accumulated amortization of $1.0 million at December 31, 2001 (2000 - $.8 million). Such intangible assets have been, and will continue to be upon adoption of SFAS No. 142 effective January 1, 2002, amortized by the straight-line method over the lives of the patents (approximately 11.25 years remaining at December 31, 2001) with no assumed residual value at the end of the life of the patents. Amortization expense of intangible assets was $2.1 million in 1999, $474,000 in 2000 and $229,000 in 2001, and is expected to be approximately $250,000 in each of 2002 through 2006.

     Through December 31, 2001, when events or changes in circumstances indicated that goodwill or other intangible assets may be impaired, an evaluation was performed to determine if an impairment existed. Such events or circumstances included, among other things, (i) a prolonged period of time during which the Company's net carrying value of its investment in subsidiaries whose common stocks are publicly-traded was greater than quoted market prices for such stocks and (ii) significant current and prior periods or current and projected periods with operating losses related to the applicable business unit. All relevant factors were considered in determining whether an impairment existed. If an impairment was determined to exist, goodwill and, if appropriate, the underlying long-lived assets associated with the goodwill, were written down to reflect the estimated future discounted cash flows expected to be generated by the underlying business. Effective January 1, 2002, the Company will assess impairment of goodwill and other intangible assets in accordance with SFAS No.
142. See Note 20.

     Property and equipment, mining properties, depreciation and depletion. Property and equipment are stated at cost. Mining properties are stated at cost less accumulated depletion. Depreciation for financial reporting purposes is computed principally by the straight-line method over the estimated useful lives of ten to 40 years for buildings and three to 20 years for equipment. Depletion for financial reporting purposes is computed by the unit-of-production and straight-line methods. Accelerated depreciation and depletion methods are used for income tax purposes, as permitted. Upon sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income currently.

     Expenditures  for  maintenance,  repairs and minor  renewals are  expensed;
expenditures for major improvements are capitalized. The Company will perform certain planned major maintenance activities during the year, primarily with respect to the chemicals segment. Repair and maintenance costs estimated to be incurred in connection with such planned major maintenance activities are accrued in advance and are included in cost of goods sold.

     Interest costs related to major long-term capital projects and renewals are capitalized as a component of construction costs. Interest costs capitalized related to the Company's consolidated business segments were not significant in 1999, 2000 or 2001.

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Through December 31, 2001, if the asset being tested for impairment was acquired in a business combination accounted for by the purchase method, any goodwill which arose out of that business combination was also considered in the impairment test if the goodwill related specifically to the acquired asset and not to other aspects of the acquired business, such as the customer base or product lines. Effective January 1, 2002, the Company will assess impairment of goodwill in accordance with SFAS No. 142, and the Company will assess impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with SFAS No. 144. See Note 20.

     Long-term debt. Long-term debt is stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which interest is not paid and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

     Derivatives and hedging activities. The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives depends upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company has exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. Other than certain currency forward contracts discussed below, the Company was not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at January 1, 2001. The accounting for such currency forward contracts under SFAS No. 133 is not materially different from the accounting for such contracts under prior GAAP, and therefore the impact to the Company of adopting SFAS No. 133 was not material.

     Certain of the Company's sales generated by its non-U.S. operations are denominated in U.S. dollars. The Company periodically uses currency forward contracts to manage a very nominal portion of foreign exchange rate risk associated with receivables denominated in a currency other than the holder's functional currency or similar exchange rate risk associated with future sales. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does the Company currently anticipate entering into such contracts for trading or speculative purposes in the future. At each balance sheet date, any such outstanding currency forward contract is marked-to-market with any resulting gain or loss recognized in income currently as part of net currency transactions. To manage such exchange rate risk, at December 31, 2000 the Company held contracts maturing through March 2001 to exchange an aggregate of U.S. $9.1 million for an equivalent amount of Canadian dollars at an exchange rate of Cdn. $1.48 per U.S. dollar. At December 31, 2000, the actual exchange rate was Cdn. $1.50 per U.S. dollar. No such contracts were held at December 31, 2001.

     The Company periodically uses interest rate swaps and other types of contracts to manage interest rate risk with respect to financial assets or liabilities. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does the Company currently anticipate entering into such contracts for trading or speculative purposes in the future. The Company was not a party to any such contract during 1999, 2000 or 2001.

     Income taxes. Valhi and its qualifying subsidiaries are members of Contran's consolidated United States federal income tax group (the "Contran Tax Group"). The policy for intercompany allocation of federal income taxes provides that subsidiaries included in the Contran Tax Group compute the provision for income taxes on a separate company basis. Subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the Internal Revenue Service had they not been members of the Contran Tax Group. The separate company provisions and payments are computed using the tax elections made by Contran.

     Through December 31, 2000, NL and Tremont Corporation were separate U.S. taxpayers and were not members of the Contran Tax Group. Effective January 1, 2001, NL and Tremont became members of the Contran Tax Group. See Note 3. CompX is a separate U.S. taxpayer and is not a member of the Contran Tax Group. Waste Control Specialists LLC and The Amalgamated Sugar Company LLC are treated as partnerships for income tax purposes.

     Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in the Company's subsidiaries and affiliates who are not members of the Contran Tax Group. The Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance based on the estimate of the amount of such deferred tax assets which the Company believes does not meet the "more-likely-than-not" recognition criteria.

     Earnings per share. Basic earnings per share of common stock is based upon the weighted average number of common shares actually outstanding during each period. Diluted earnings per share of common stock includes the impact of outstanding dilutive stock options. The weighted average number of outstanding stock options excluded from the calculation of diluted earnings per share because their impact would have been antidilutive aggregated approximately 313,000 in 1999, 246,000 in 2000 and 297,000 in 2001.

     Deferred income. Deferred income, related principally to a non-compete agreement discussed in Note 12, is amortized over the periods earned, generally by the straight-line method.

     Stock options. The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is greater than or equal to the market price on the grant date. Compensation cost recognized by the Company in accordance with APBO No. 25 was not significant during 1999 and was approximately $2 million in each of 2000 and 2001.

     Environmental costs. The Company records liabilities related to environmental remediation obligations when estimated future expenditures are probable and reasonably estimable. Such accruals are adjusted as further information becomes available or circumstances change. Estimated future expenditures are generally not discounted to their present value. Recoveries of remediation costs from other parties, if any, are recognized as assets when their receipt is deemed probable. At December 31, 2000 and 2001, no receivables for recoveries have been recognized.

     Closure and post closure costs. The Company provides for estimated closure and post-closure monitoring costs for its waste disposal site over the operating life of the facility as airspace is consumed ($802,000 and $1.2 million accrued at December 31, 2000 and 2001, respectively). Such costs are estimated based on the technical requirements of applicable state or federal regulations, whichever are stricter, and include such items as final cap and cover on the site, methane gas and leachate management and groundwater monitoring. Cost estimates are based on management's judgment and experience and information available from regulatory agencies as to costs of remediation. These estimates are sometimes a range of possible outcomes, in which case the Company provides for the amount within the range which constitutes its best estimate. If no amount within the range appears to be a better estimate than any other amount, the Company provides for at least the minimum amount within the range. See Note 20.

     Estimates of the ultimate cost of remediation require a number of assumptions, are inherently difficult and the ultimate outcome may differ from current estimates. As additional information becomes available, estimates are adjusted as necessary. Where the Company believes that both the amount of a particular environmental liability and the timing of the payments are reliably determinable, the cost in current dollars is inflated at 3% per annum until expected time of payment.

     The Company's waste disposal site has an estimated remaining life of over 100 years based upon current site plans and annual volumes of waste. During this remaining site life, the Company estimates it will provide for an additional $23 million of closure and post-closure costs, including inflation. Anticipated payments of environmental liabilities accrued at December 31, 2001 are not expected to begin until 2004 at the earliest.

     Other. Advertising costs related to the Company's consolidated business segments, expensed as incurred, were $2.0 million in each of 1999, 2000 and 2001. Research and development costs related to the Company's consolidated business segments, expensed as incurred, were $8 million in 1999 and $7 million in each of 2000 and 2001.

Note 2 - Business and geographic segments:

                                                           % owned by Valhi at
 Business segment                 Entity                    December 31, 2001

  Chemicals             NL Industries, Inc.                         61%
  Component products    CompX International Inc.                    69%
  Waste management      Waste Control Specialists                   90%
  Titanium metals       Tremont Group, Inc.                         80%

     Tremont Group (80% owned by Valhi and 20% owned by NL) is a holding company which owns 80% of Tremont Corporation ("Tremont") at December 31, 2001. Tremont is also a holding company and owns an additional 21% of NL and 39% of TIMET at December 31, 2001. See Note 3.

     The Company is organized based upon its operating subsidiaries. The Company's operating segments are defined as components of our consolidated operations about which separate financial information is available that is regularly evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The Company's chief operating decision maker is Mr. Harold C. Simmons. Each operating segment is separately managed, and each operating segment represents a strategic business unit offering different products.

     The Company's reportable operating segments are comprised of the chemicals business conducted by NL, the component products business conducted by CompX and, beginning in July 1999, the waste management business conducted by Waste Control Specialists.

     NL manufactures and sells titanium dioxide pigments ("TiO2") through its subsidiary Kronos, Inc. TiO2 is used to impart whiteness, brightness and opacity to a wide variety of products, including paints, plastics, paper, fibers and ceramics. Kronos has production facilities located throughout North America and Europe. Kronos also owns a one-half interest in a TiO2 production facility located in Louisiana. See Note 7.

     CompX produces and sells component products (ergonomic computer support systems, precision ball bearing slides and security products) for office furniture, computer related applications and a variety of other applications. CompX has production facilities in North America, Europe and Asia.

     Waste Control Specialists operates a facility in West Texas for the processing, treatment and storage of hazardous, toxic and low-level and mixed radioactive wastes, and for the disposal of hazardous and toxic and certain types of low-level and mixed radioactive wastes. Waste Control Specialists is seeking additional regulatory authorizations to expand its treatment and disposal capabilities for low-level and mixed radioactive wastes.

     TIMET is a vertically integrated producer of titanium sponge, melted products (ingot and slab) and a variety of titanium mill products for aerospace, industrial and other applications with production facilities located in the U.S. and Europe.

     The Company evaluates segment performance based on segment operating income, which is defined as income before income taxes and interest expense, exclusive of certain non-recurring items (such as gains or losses on disposition of business units and other long-lived assets outside the ordinary course of business and certain legal settlements) and certain general corporate income and expense items (including securities transactions gains and losses and interest and dividend income) which are not attributable to the operations of the reportable operating segments. The accounting policies of the reportable operating segments are the same as those described in Note 1. Segment operating profit includes the effect of amortization of any goodwill and other intangible assets attributable to the segment.

     Interest income included in the calculation of segment operating income is not material in 1999, 2000 or 2001. Capital expenditures include additions to property and equipment and mining properties but exclude amounts paid for business units acquired in business combinations accounted for by the purchase method. See Note 3. Depreciation, depletion and amortization related to each reportable operating segment includes amortization of any goodwill and other intangible assets attributable to the segment. Amortization of deferred financing costs is included in interest expense. There are no intersegment sales or any other significant intersegment transactions.

     Segment assets are comprised of all assets attributable to each reportable operating segment, including goodwill and other intangible assets. The Company's investment in the TiO2 manufacturing joint venture (see Note 7) is included in the chemicals business segment assets. Corporate assets are not attributable to any operating segment and consist principally of cash and cash equivalents, restricted cash equivalents, marketable securities and loans to third parties. At December 31, 2001, approximately 38% of corporate assets were held by NL (2000 - 31%), with substantially all of the remainder held by Valhi.

     For  geographic  information,  net  sales  are  attributed  to the place of
manufacture    (point-of-origin)    and   the    location   of   the    customer
(point-of-destination); property and equipment and mining properties are attributed to their physical location. At December 31, 2001, the net assets of non-U.S. subsidiaries included in consolidated net assets approximated $664 million (2000 - $650 million).

                                                    Years ended December 31,
                                                 1999        2000         2001
                                                 ----        ----         ----
                                                         (In millions)
Net sales:
  Chemicals ................................   $  908.4    $  922.3    $  835.1
  Component products .......................      225.9       253.3       211.4
  Waste management (after consolidation) ...       10.9        16.3        13.0
                                               --------    --------    --------

    Total net sales ........................   $1,145.2    $1,191.9    $1,059.5
                                               ========    ========    ========

Operating income:
  Chemicals ................................   $  126.2    $  187.4    $  143.5
  Component products .......................       40.2        37.5        13.1
  Waste management (after consolidation) ...       (1.8)       (7.2)      (14.4)
                                               --------    --------    --------

    Total operating income .................      164.6       217.7       142.2

General corporate items:
  Legal settlement gains, net ..............       --          69.5        31.9
  Securities transactions ..................         .8        --          47.0
  Interest and dividend income .............       43.0        40.3        38.0
  Insurance gain ...........................       --          --          16.2
  Gain on sale/leaseback ...................       --          --           2.2
  General expenses, net ....................      (24.1)      (34.6)      (34.1)
Interest expense ...........................      (72.0)      (71.5)      (62.3)
                                               --------    --------    --------
                                                  112.3       221.4       181.1
Equity in:
  TIMET ....................................       --          (9.0)       (9.2)
  Tremont Corporation ......................      (48.7)       --          --
  Waste Control Specialists ................       (8.5)       --          --
  Other ....................................       --           1.7          .6
                                               --------    --------    --------

    Income from continuing operations
     before income taxes ...................   $   55.1    $  214.1    $  172.5
                                               ========    ========    ========

Net sales - point of origin:
  United States ............................   $  399.5    $  436.0    $  379.9
  Germany ..................................      459.4       444.1       398.5
  Belgium ..................................      138.7       137.8       126.8
  Norway ...................................       88.3        98.3       102.8
  Netherlands ..............................       36.8        35.8        32.2
  Other Europe .............................       92.8        92.7        82.3
  Canada ...................................      259.7       253.7       230.7
  Taiwan ...................................         .7        12.1         9.6
  Eliminations .............................     (330.7)     (318.6)     (303.3)
                                               --------    --------    --------

                                               $1,145.2    $1,191.9    $1,059.5
                                               ========    ========    ========

Net sales - point of destination:
  United States ............................   $  412.7    $  459.3    $  401.8
  Europe ...................................      520.1       515.2       462.4
  Canada ...................................      104.4        97.0        82.5
  Asia .....................................       45.0        53.6        51.3
  Other ....................................       63.0        66.8        61.5
                                               --------    --------    --------

                                               $1,145.2    $1,191.9    $1,059.5
                                               ========    ========    ========

                                                       Years ended December 31,
                                                     1999        2000       2001
                                                     ----        ----       ----
                                                             (In millions)
Depreciation, depletion and amortization:
  Chemicals ...................................      $52.5      $54.1      $54.6
  Component products ..........................        9.6       12.6       14.9
  Waste management (after consolidation) ......        1.5        3.3        3.8
  Corporate ...................................        1.1        1.1        1.2
                                                     -----      -----      -----

                                                     $64.7      $71.1      $74.5
                                                     =====      =====      =====

Capital expenditures:
  Chemicals ...................................      $32.7      $31.1      $53.7
  Component products ..........................       19.7       23.1       13.2
  Waste management (after consolidation) ......         .3        3.3        3.1
  Corporate ...................................        3.2         .3         .8
                                                     -----      -----      -----

                                                     $55.9      $57.8      $70.8
                                                     =====      =====      =====



                                                        December 31,
                                               1999         2000           2001
                                               ----         ----           ----
                                                      (In millions)
Total assets:
  Operating segments:
    Chemicals ........................      $1,413.8      $1,313.1      $1,296.5
    Component products ...............         205.4         227.2         227.3
    Waste management .................          33.9          32.3          31.1
  Investment in:
    Titanium Metals Corporation ......          85.8          72.7          60.3
    Other joint ventures .............          13.7          13.1          12.4
  Corporate and eliminations .........         482.6         598.4         526.2
                                            --------      --------      --------

                                            $2,235.2      $2,256.8      $2,153.8
                                            ========      ========      ========

Net property and equipment and
 mining properties:
  United States ......................      $   67.3      $   82.5      $   84.0
  Germany ............................         278.5         246.5         243.1
  Canada .............................          94.3          88.2          83.0
  Norway .............................          64.1          57.7          55.2
  Belgium ............................          57.5          53.7          52.6
  Netherlands ........................          17.6          17.2           7.3
  Other Europe .......................           1.3          --            --
  Taiwan .............................           4.9           5.7           5.5
                                            --------      --------      --------

                                            $  585.5      $  551.5      $  530.7
                                            ========      ========      ========

Note 3 -  Business combinations and disposals:

     NL Industries, Inc. At the beginning of 1999, Valhi held 58% of NL's outstanding common stock, and Tremont held an additional 20% of NL. During 1999, 2000 and 2001, NL purchased shares of its own common stock in market and private transactions for an aggregate of $53.6 million, thereby increasing Valhi's and Tremont's ownership of NL to 61% and 21% at December 31, 2001, respectively. See
Note 18. The Company accounted for such increases in its interest in NL by the purchase method (step acquisition).

     CompX International Inc. At the beginning of 1999, the Company held 64% of CompX's common stock. During 1999, 2000 and 2001, Valhi purchased shares of CompX common stock, and CompX purchased shares of its own common stock, in market transactions for an aggregate of $12.1 million, thereby increasing the Company's ownership interest of CompX to 69% at December 31, 2001. The Company accounted for such increases in its interest in CompX by the purchase method (step acquisition).

     In 1999, CompX acquired two slide producers for an aggregate of $65 million cash consideration. In 2000, CompX acquired a lock producer for an aggregate of $9 million cash consideration. Such acquisitions were accounted for by the purchase method.

     Waste Control Specialists LLC. In 1995, Valhi acquired a 50% interest in newly-formed Waste Control Specialists LLC. Valhi contributed $25 million to
Waste Control Specialists at various dates through early 1997 for its 50% interest. Valhi contributed an additional $10 million to Waste Control
Specialists' equity in each of 1997, 1998 and 1999, and contributed an additional $20 million to Waste Control Specialists' equity in 2000, thereby increasing its membership interest from 50% to 90% at December 31, 2001. A substantial portion of such equity contributions were used by Waste Control Specialists to reduce the then-outstanding balance of its revolving intercompany borrowings from the Company.

     In 1995, the other owner of Waste Control Specialists, KNB Holdings, Ltd., contributed certain assets, primarily land and certain operating permits for the facility site, and Waste Control Specialists also assumed certain indebtedness of the other owner. KNB Holdings is controlled by an individual who had been granted the duties of chief executive officer of Waste Control Specialists under an employment agreement previously-effective through at least 2001. Such individual had the ability to establish management policies and procedures, and had the authority to make routine operating decisions, for Waste Control Specialists. Prior to June 1999, the rights granted to the owner of the remaining membership interest under the employment agreement discussed above overcame the Company's presumption of control at its majority ownership interest level, and the Company accounted for its interest in Waste Control Specialists by the equity method. As of June 1999, that individual resigned as chief executive officer and a new chief executive officer unrelated to the other owner was appointed. Accordingly, the Company was then deemed to control Waste Control Specialists. The Company commenced consolidating Waste Control Specialists' balance sheet at June 30, 1999, and commenced consolidating its results of operations and cash flows in the third quarter of 1999. See Note 7.

     Valhi is entitled to a 20% cumulative preferential return on its initial $25 million investment, after which earnings are generally split in accordance with ownership interests. The liabilities of the other owner assumed by Waste Control Specialists in 1995 exceeded the carrying value of the assets contributed. Accordingly, all of Waste Control Specialists' cumulative net losses to date have accrued to the Company for financial reporting purposes, and all of Waste Control Specialists future net income or net losses will also accrue to the Company until Waste Control Specialists reports positive equity attributable to the other owner. See Note 13.

     Tremont Corporation and Tremont Group, Inc. At the beginning of 1999, the Company held 48% of Tremont Corporation's common stock, and the Company accounted for its interest in Tremont by the equity method. During 1999, Valhi purchased in market and private transactions additional shares of Tremont for an aggregate of $1.9 million which, by late December 1999, increased the Company's ownership of Tremont to 50.2% at December 31, 1999. Accordingly, the Company commenced consolidating Tremont's balance sheet at December 31, 1999, and the Company commenced consolidating Tremont's results of operations and cash flows effective January 1, 2000. See Note 7.

     During 2000, Valhi and NL each purchased shares of Tremont in market and private transactions for an aggregate of $45.4 million, increasing Valhi's and NL's ownership of Tremont to 64% and 16% at December 31, 2000, respectively. See
Note 18. Effective with the close of business on December 31, 2000, Valhi and NL each contributed their Tremont shares to newly-formed Tremont Group in return for an 80% and 20% ownership interest in Tremont Group, respectively, and Tremont Group became the owner of the 80% of Tremont that Valhi and NL had previously owned in the aggregate. Tremont Group recorded the shares of Tremont received from Valhi and NL at predecessor carryover cost basis. During 2001, Valhi purchased a nominal number of additional Tremont Corporation common shares for $198,000. The Company accounted for such increases in its interest in Tremont during 1999, 2000 and 2001 by the purchase method (step acquisition).

     In December 2000, TRECO LLC, a 75%-owned subsidiary of Tremont, acquired the 25% interest in TRECO previously held by the other owner for $2.5 million cash consideration, and TRECO became a wholly-owned subsidiary of Tremont.

     Other. NL (NYSE: NL), CompX (NYSE: CIX), Tremont (NYSE: TRE) and TIMET (NYSE: TIE) each file periodic reports pursuant to the Securities Exchange Act of 1934, as amended. Discontinued operations represent additional consideration received by the Company in 1999 related to the 1997 disposal of its fast food operations.

     Effective July 1, 2001, the Company adopted SFAS No. 141, Business Combinations, for all business combinations initiated on or after July 1, 2001, and all purchase business combinations (including step acquisitions). Under SFAS No. 141, all business combinations are accounted for by the purchase method, and the pooling-of-interests method became prohibited. The Company did not qualify to use the pooling-of-interests method of accounting for business combinations prior to July 1, 2001.

Note 4 -       Accounts and other receivables:

                                                             December 31,
                                                         2000             2001
                                                         ----             ----
                                                             (In thousands)

Accounts receivable ..........................       $ 186,887        $ 166,126
Notes receivable .............................           1,740            2,484
Accrued interest .............................             272               26
Allowance for doubtful accounts ..............          (5,908)          (6,326)
                                                     ---------        ---------

                                                     $ 182,991        $ 162,310

Note 5 -       Marketable securities:

                                                                December 31,
                                                               2000        2001
                                                               ----        ----
                                                                (In thousands)

Current assets:
  Halliburton Company common stock (trading) .............   $   --     $  6,744
  Halliburton Company common stock (available-for-sale) ..       --        8,138
  Restricted debt securities .............................       --        3,583
                                                             --------   --------

                                                             $   --     $ 18,465
                                                             ========   ========
Noncurrent assets (available-for-sale):
  The Amalgamated Sugar Company LLC ......................   $170,000   $170,000
  Restricted debt securities .............................       --       16,121
  Halliburton Company common stock .......................     97,108       --
  Other common stocks ....................................        898        428
                                                             --------   --------

                                                             $268,006   $186,549

     Amalgamated. Prior to 1999, the Company transferred control of the refined sugar operations previously conducted by the Company's wholly-owned subsidiary, The Amalgamated Sugar Company, to Snake River Sugar Company, an Oregon agricultural cooperative formed by certain sugarbeet growers in Amalgamated's areas of operations. Pursuant to the transaction, Amalgamated contributed substantially all of its net assets to the Amalgamated Sugar Company LLC, a limited liability company controlled by Snake River, on a tax-deferred basis in exchange for a non-voting ownership interest in the LLC. The cost basis of the net assets transferred by Amalgamated to the LLC was approximately $34 million. As part of such transaction, Snake River made certain loans to Valhi aggregating $250 million. Such loans from Snake River are collateralized by the Company's interest in the LLC. Snake River's sources of funds for its loans to Valhi, as well as for the $14 million it contributed to the LLC for its voting interest in the LLC, included cash capital contributions by the grower members of Snake River and $180 million in debt financing provided by Valhi, of which $100 million was repaid prior to 1999 when Snake River obtained an equal amount of third-party term loan financing. After such repayments, $80 million principal amount of Valhi's loans to Snake River remain outstanding. See Notes 8 and 11.

     The Company and Snake River share in distributions from the LLC up to an aggregate of $26.7 million per year (the "base" level), with a preferential 95% share going to the Company. To the extent the LLC's distributions are below this base level in any given year, the Company is entitled to an additional 95% preferential share of any future annual LLC distributions in excess of the base level until such shortfall is recovered. Under certain conditions, the Company is entitled to receive additional cash distributions from the LLC, including amounts discussed in Note 8. The Company may, at its option, require the LLC to redeem the Company's interest in the LLC beginning in 2010, and the LLC has the right to redeem the Company's interest in the LLC beginning in 2027. The redemption price is generally $250 million plus the amount of certain undistributed income allocable to the Company. In the event the Company requires the LLC to redeem the Company's interest in the LLC, Snake River has the right to accelerate the maturity of and call Valhi's $250 million loans from Snake River.

     The LLC Company Agreement contains certain restrictive covenants intended to protect the Company's interest in the LLC, including limitations on capital expenditures and additional indebtedness of the LLC. The Company also has the ability to temporarily take control of the LLC in the event the Company's cumulative distributions from the LLC fall below specified levels. As a condition to exercising temporary control, the Company would be required to escrow funds in amounts up to the next three years of debt service of Snake River's third-party term loan (an aggregate of $25 million) unless the Company and Snake River's third-party lender otherwise mutually agree. Through December 31, 2001, the Company's cumulative distributions from the LLC had not fallen below the specified levels.

     Beginning in 2000, Snake River agreed that the annual amount of (i) the distributions paid by the LLC to the Company plus (ii) the debt service payments paid by Snake River to the Company on the $80 million loan will at least equal the annual amount of interest payments owed by Valhi to Snake River on the Company's $250 million in loans from Snake River. In the event that such cash flows to the Company are less than the required minimum amount, certain agreements among the Company, Snake River and the LLC made in 2000, including a reduction in the amount of cumulative distributions which must be paid by the LLC to the Company in order to prevent the Company from having the ability to temporarily take control of the LLC, would retroactively become null and void. Through December 31, 2001, Snake River and the LLC maintained the minimum required levels of cash flows to the Company.

     The Company reports the cash distributions received from the LLC as dividend income. See Note 12. The amount of such future distributions is dependent upon, among other things, the future performance of the LLC's operations. Because the Company receives preferential distributions from the LLC and has the right to require the LLC to redeem its interest in the LLC for a fixed and determinable amount beginning at a fixed and determinable date, the Company accounts for its investment in the LLC as an available-for-sale marketable security carried at estimated fair value. In estimating fair value of the Company's interest in the LLC, the Company considers, among other things, the outstanding balance of the Company's loans to Snake River and the outstanding balance of the Company's loans from Snake River.

     Halliburton. At December 31, 2001, Valhi held 1.1 million shares of Halliburton common stock (aggregate cost of $9 million) with a quoted market price of $13.10 per share, or an aggregate market value of $15 million. Of such Halliburton shares, approximately 515,000 Halliburton shares are classified as trading securities and 621,000 are classified as available-for-sale securities. Valhi's LYONs debt obligations are exchangeable at any time, at the option of the LYON holder, for the shares of Halliburton common stock classified as available-for-sale, and the carrying value of such Halliburton shares is limited to the accreted LYONs obligations. The Halliburton shares classified as available-for-sale are held in escrow for the benefit of the holders of the LYONs. Valhi receives the regular quarterly dividend on all of the Halliburton shares held, including shares held in escrow. The available-for-sale Halliburton shares are classified as a current asset at December 31, 2001 because the related LYON obligations, which are redeemable at the option of the holders in October 2002, are classified as a current liability at such date. During 1999, 2000 and 2001, certain LYON holders exchanged their LYONs for 7,000, 5,000 and
1.2 million Halliburton shares, respectively. The shares classified as trading securities were reclassified from available-for-sale during 2001 when they became eligible to, and were, released to Valhi from the LYONs escrow. Also during 2001, an additional 390,000 Halliburton shares were released to Valhi from the LYONs escrow and were sold in market transactions for aggregate proceeds of $16.8 million. See Notes 11 and 12. Halliburton provides services and products to customers in the oil and gas industry, and provides engineering and construction services for commercial, industrial and governmental customers. Halliburton (NYSE: HAL) files periodic reports with the SEC.

     Other. The aggregate cost of the debt securities, restricted pursuant to the terms of one of NL's environmental special purpose trusts discussed in Note 1, is approximately $19.7 million at December 31, 2001. The aggregate cost of other noncurrent available-for-sale securities is nominal at December 31, 2001 (December 31, 2000 - $2.3 million). See Note 12.

Note 6 -       Inventories:

                                                                December 31,
                                                          2000             2001
                                                          ----             ----
                                                              (In thousands)

Raw materials:
  Chemicals ..................................         $ 66,061         $ 79,162
  Component products .........................           11,866            9,677
                                                       --------         --------
                                                         77,927           88,839
                                                       --------         --------

In process products:
  Chemicals ..................................            7,117            9,675
  Component products .........................           11,454           12,619
                                                       --------         --------
                                                         18,571           22,294
                                                       --------         --------

Finished products:
  Chemicals ..................................          107,895          117,976
  Component products .........................           12,811            8,494
                                                       --------         --------
                                                        120,706          126,470
                                                       --------         --------

Supplies (primarily chemicals) ...............           25,790           25,130
                                                       --------         --------

                                                       $242,994         $262,733

Note 7 -       Investment in affiliates:

                                                               December 31,
                                                          2000            2001
                                                          ----            ----
                                                              (In thousands)

Ti02 manufacturing joint venture ...............        $150,002        $138,428
Titanium Metals Corporation ....................          72,655          60,272
Other joint ventures ...........................          13,134          12,415
                                                        --------        --------

                                                        $235,791        $211,115

     TiO2 manufacturing joint venture. A Kronos TiO2 subsidiary (Kronos Louisiana, Inc., or "KLA") and another Ti02 producer are equal owners of a manufacturing joint venture (Louisiana Pigment Company, L.P., or "LPC") that owns and operates a TiO2 plant in Louisiana. KLA and the other Ti02 producer are each required to purchase one-half of the TiO2 produced by LPC. The manufacturing joint venture operates on a break-even basis, and consequently the Company reports no equity in earnings of LPC. Each owner's acquisition transfer price for its share of the TiO2 produced is equal to its share of the joint venture's production costs and interest expense, if any.

     LPC's net sales aggregated $171.6 million, $185.9 million and $187.4 million in 1999, 2000 and 2001, respectively, of which $85.3 million, $92.5 million and $93.4 million, respectively, represented sales to Kronos and the remainder represented sales to LPC's other owner. Substantially all of LPC's operating costs during the past three years represented costs of sales.

     At December 31, 2001, LPC reported total assets and partners' equity of $296.4 million and $279.6 million, respectively (2000 - $321.0 million and $302.2 million, respectively). Over 80% of LPC's assets at December 31, 2000 and 2001 are comprised of property and equipment; the remainder of LPC's assets are comprised principally of inventories, receivables from its partners and cash and cash equivalents. LPC's liabilities at December 31, 2000 and 2001 are comprised primarily of trade payables and accruals. LPC has no indebtedness at December 31, 2000 and 2001.

     Titanium Metals Corporation. At December 31, 2001, the Company held 12.3 million shares of TIMET with a quoted market price of $3.99 per share, or an aggregate market value of $49 million (2000 - 12.3 million shares with a quoted market price of $6.75 per share, or an aggregate market value of $83 million).

     At December 31, 2001,  TIMET  reported  total assets of $699.4  million and stockholders' equity of $298.1 million (2000 - $759.1 million and $357.5 million, respectively). TIMET's total assets at December 31, 2001 include current assets of $308.7 million, property and equipment of $275.3 million and goodwill and other intangible assets of $54.1 million (2000 - $248.2 million, $302.1 million and $62.6 million, respectively). TIMET's total liabilities at December 31, 2001 include current liabilities of $122.4 million, long-term debt of $19.3 million, accrued OPEB costs of $16.0 million and convertible preferred securities of $201.3 million (2000 - $115.8 million, $19.0 million, $18.2 million and $201.2 million, respectively). During 2001, TIMET reported net sales of $486.9 million, operating income of $64.5 million and a net loss of $41.8 million (2000 - net sales of $426.8 million, an operating loss of $41.7 million and a net loss of $38.9 million).

     Tremont Corporation. Effective December 31, 1999, the Company commenced consolidating Tremont's balance sheet, and the Company commenced consolidating Tremont's results of operations and cash flows effective January 1, 2000. See
Note 3. During 1999, Tremont reported a net loss of $28.2 million, comprised principally of equity in earnings of NL of $28.1 million, equity in losses of TIMET of $72.0 million and an income tax benefit of $18.9 million. The Company's equity in losses of Tremont in 1999 included a $50.0 million impairment provision for an other than temporary decline in the value of TIMET.

     Waste Control Specialists LLC. The Company commenced consolidating Waste Control Specialists' results of operations and cash flows in the third quarter of 1999. For periods prior to consolidation during the first six months of 1999, Waste Control Specialists reported a net loss of $8.5 million, all of which accrued to Valhi for financial reporting purposes, and net sales of $8.3 million. See Note 3.

     Other. At December 31, 2000 and 2001, other joint ventures, held by TRECO LLC, are comprised of (i) a 32% interest in Basic Management, Inc., which, among other things, provides utility services in the industrial park where one of TIMET's plants is located, and (ii) a 12% interest in The Landwell Company L.P., which is actively engaged in efforts to develop certain real estate. Basic Management owns an additional 50% interest in Landwell.

     At December 31, 2001, the combined balance sheets of Basic Management and Landwell reflected total assets and partners' equity of $89.2 million and $49.7 million, respectively (2000 - $96.6 million and $55.4 million, respectively). The combined total assets at December 31, 2001 include current assets of $32.1 million, property and equipment of $18.1 million, deferred charges of $13.7 million, land and development costs of $13.1 million, long-term notes and other receivables of $9.4 million and investment in undeveloped land and water rights of $2.3 million (2000 - $41.5 million, $18.3 million, $14.2 million, $11.9 million, $7.5 million and $2.5 million, respectively). Combined total liabilities at December 31, 2001 include current liabilities of $16.5 million, long-term debt of $18.5 million and deferred income taxes of $4.0 million (2000
- $16.7 million, $19.2 million and $4.6 million, respectively).

     During 2001, Basic Management and Landwell reported combined revenues of $19.3 million, income before income taxes of $575,000 and net income of $761,000 (2000 - $28.8 million, $8.5 million and $7.6 million, respectively; 1999 - $11.0 million, $364,000 and $551,00, respectively). Landwell is treated for federal income tax purposes as a partnership, and accordingly the combined results of operations of Basic Management and Landwell includes a provision for income taxes on Landwell's earnings only to the extent that such earnings accrue to Basic Management.

Note 8 -       Other noncurrent assets:

                                                                December 31,
                                                           2000            2001
                                                           ----            ----
                                                               (In thousands)
Loans and other receivables:
  Snake River Sugar Company:
    Principal ....................................       $ 80,000       $ 80,000
    Interest .....................................         17,526         22,718
  Other ..........................................          4,754          5,706
                                                         --------       --------
                                                          102,280        108,424
  Less current portion ...........................          1,740          2,484
                                                         --------       --------

  Noncurrent portion .............................       $100,540       $105,940
                                                         ========       ========

Other assets:
  Restricted cash equivalents ....................       $ 22,897       $  4,713
  Intangible assets ..............................          2,646          2,440
  Waste disposal site operating permits ..........          3,299          2,527
  Refundable insurance deposits ..................          1,011          1,609
  Deferred financing costs .......................          2,527          1,120
  Other ..........................................         17,224         20,140
                                                         --------       --------

                                                         $ 49,604       $ 32,549
                                                         ========       ========

     Valhi's loan to Snake River, as amended, is subordinate to Snake River's third-party senior term loan and bears interest at a fixed rate of 6.49% (12.99% during 1999 and the first three months of 2000), with all amounts due no later than 2010. Covenants contained in Snake River's third-party senior term loan allow Snake River, under certain conditions, to pay periodic installments for debt service on the $80 million loan prior to its maturity in 2010. Such covenants allowed Snake River to pay interest debt services payments to Valhi of $7.2 million in 1999 and $950,000 in 2000. The Company does not currently expect to receive any significant debt service payments from Snake River during 2002, and accordingly all accrued and unpaid interest has been classified as a noncurrent asset as of December 31, 2001. Under certain conditions, Valhi will be required to pledge $5 million in cash equivalents or marketable securities to collateralize Snake River's third-party senior term loan as a condition to permit continued repayment of the $80 million loan. No such cash equivalents or marketable securities have yet been required to be pledged at December 31, 2001.

     The reduction of interest income resulting from the reduction in the interest rate on the $80 million loan from 12.99% to 6.49% effective April 1, 2000 will be recouped and paid to the Company via additional future LLC distributions from The Amalgamated Sugar Company LLC upon achievement of specified levels of future LLC profitability. If Snake River and the LLC do not maintain minimum specified levels of cash flow to the Company, the interest rate on the loan to Snake River would revert back to 12.99% retroactive to April 1, 2000. Through December 31, 2001, Snake River and the LLC maintained the minimum required levels of cash flows to the Company. See Note 5. Snake River has granted to Valhi a lien on substantially all of Snake River's assets to collateralize the $80 million loan, such lien becoming effective generally upon the repayment of Snake River's third-party senior term loan with a scheduled maturity date of April 2009.

Note 9 - Goodwill:

     Changes in the carrying amount of goodwill during the past three years is presented in the table below. Goodwill related to the chemicals operating segment was generated from the Company's various step acquisitions of its interest in NL Industries. Goodwill related to the component products operating segment was generated principally from CompX's acquisitions of certain business units during 1998, 1999 and 2000, with a very small amount generated from the Company's various step acquisitions of CompX.

                                                        Operating segment
                                                             Component
                                                Chemicals     products    Total
                                                           (In millions)

Balance at December 31, 1998 ................     $234.0      $ 25.3     $259.3
Goodwill acquired during the year ...........        1.9        24.1       26.0
Periodic amortization .......................       (9.7)       (2.1)     (11.8)
Consolidation of Tremont Corporation ........       85.2        --         85.2
Changes in foreign exchange rates ...........       --          (2.2)      (2.2)
                                                  ------      ------     ------

Balance at December 31, 1999 ................      311.4        45.1      356.5
Goodwill acquired during the year ...........       16.0         4.1       20.1
Periodic amortization .......................      (13.4)       (2.5)     (15.9)
Changes in foreign exchange rates ...........       --          (1.3)      (1.3)
                                                  ------      ------     ------

Balance at December 31, 2000 ................      314.0        45.4      359.4

Goodwill acquired during the year ...........        7.7        --          7.7
Periodic amortization .......................      (14.5)       (2.4)     (16.9)
Changes in foreign exchange rates ...........       --          (1.1)      (1.1)
                                                  ------      ------     ------

Balance at December 31, 2001 ................     $307.2      $ 41.9     $349.1
                                                  ======      ======     ======

     Upon adoption of SFAS No. 142 effective January 1, 2002 (see Note 20), the goodwill related to the chemicals operating segment will be assigned to the reporting unit (as that term is defined in SFAS No. 142) consisting of NL in total, and the goodwill related to the components product operating segment will be assigned to two reporting units within that operating segment, one consisting of CompX's security products operations and the other consisting of CompX's ergonomic and slide products operations.

Note 10 -      Accrued liabilities:

                                                               December 31,
                                                         2000              2001
                                                         ----              ----

Current:
  Employee benefits ..........................         $ 44,397         $ 39,974
  Environmental costs ........................           56,323           64,165
  Deferred income ............................            7,241            9,479
  Interest ...................................            6,172            5,162
  Other ......................................           48,298           47,708
                                                       --------         --------

                                                       $162,431         $166,488
                                                       ========         ========

Noncurrent:
  Insurance claims and expenses ..............         $ 22,424         $ 19,182
  Employee benefits ..........................           11,893            8,616
  Deferred income ............................            5,453            1,333
  Other ......................................            1,285            3,511
                                                       --------         --------

                                                       $ 41,055         $ 32,642
                                                       ========         ========

Note 11 -      Notes payable and long-term debt:

                                                                December 31,
                                                             2000         2001
                                                             ----         ----
                                                               (In thousands)

Notes payable - Kronos bank credit agreements ........     $ 70,039     $ 46,201
                                                           ========     ========

Long-term debt:
  Valhi:
    Snake River Sugar Company ........................     $250,000     $250,000
    Liquid Yield Option Notes (LYONs) ................      100,333       25,472
    Bank credit facility .............................       31,000       35,000
    Other ............................................        2,880        2,880
                                                           --------     --------

                                                            384,213      313,352
                                                           --------     --------

  Subsidiaries:
    NL Senior Secured Notes ..........................      194,000      194,000
    CompX bank credit facility .......................       39,000       49,000
    Waste Control Specialists bank term loan .........        5,311         --
    Valcor Senior Notes ..............................        2,431        2,431
    Other ............................................        4,683        3,404
                                                           --------     --------

                                                            245,425      248,835
                                                           --------     --------

                                                            629,638      562,187

  Less current maturities ............................       34,284       64,972
                                                           --------     --------

                                                           $595,354     $497,215

     Valhi. Valhi's $250 million in loans from Snake River Sugar Company bear interest at a weighted average fixed interest rate of 9.4%, are collateralized by the Company's interest in The Amalgamated Sugar Company LLC and are due in January 2027. Currently, these loans are nonrecourse to Valhi. Up to $37.5 million principal amount of such loans will become recourse to Valhi when the balance of Valhi's loan to Snake River (including accrued interest) becomes less than $37.5 million. Under certain conditions, Snake River has the ability to accelerate the maturity of these loans. See Notes 5 and 8.

     The zero coupon Senior Secured LYONs, $43.1 million principal amount at maturity in October 2007 outstanding at December 31, 2001, were issued with significant OID to represent a yield to maturity of 9.25%. No periodic interest payments are required. Each $1,000 in principal amount at maturity of the LYONs is exchangeable, at any time at the option of the holders of the LYONs, for
14.4308 shares of Halliburton common stock held by Valhi. Such shares of Halliburton common stock, classified as available-for-sale, are collateral for the LYONs debt obligations and are held in escrow for the benefit of holders of the LYONs. Valhi receives the regular quarterly dividend on the escrowed Halliburton shares. During 1999, 2000 and 2001, holders representing $483,000, $336,000 and $92.2 million principal amount at maturity, respectively, of LYONs exchanged such LYONs for Halliburton shares. Under the terms of the indenture governing the LYONs, the Company has the option to deliver, in whole or in part, cash equal to the market value of the Halliburton shares that are otherwise required to be delivered to the LYONs holder in an exchange, and a portion of such exchanges during 2001 was so settled. Also during 2001, $50.4 million principal amount at maturity of LYONs were redeemed by the Company for cash at various redemption prices equal to the accreted value of the LYONs on the respective redemption dates. The LYONs are redeemable, at the option of the holder, in October 2002, at $636.27 per $1,000 principal amount (the issue price plus accrued OID through such purchase date), or an aggregate of $27.4 million based on the number of LYONs outstanding at December 31, 2001, and accordingly the LYONs are classified as a current liability at December 31, 2001. Such redemptions may be paid, at Valhi's option, in cash, shares of Halliburton common stock, or a combination thereof. The LYONs are redeemable, at any time, at Valhi's option, for cash equal to the issue price plus accrued OID through the redemption date. At December 31, 2000 and 2001, the net carrying value of the LYONs per $1,000 principal amount at maturity was $541 and $592 respectively, and the quoted market price of the LYONs was $605 and $580, respectively.

     At December 31, 2001, Valhi has a $55 million revolving bank credit facility which matures in November 2002, generally bears interest at LIBOR plus 1.5% (for LIBOR-based borrowings) or prime (for prime-based borrowings), and is collateralized by 30 million shares of NL common stock held by Valhi. The size of the facility was increased to $70 million in January 2002, and was further increased to $72.5 million in February 2002. The agreement limits dividends and additional indebtedness of Valhi and contains other provisions customary in lending transactions of this type. In the event of a change of control of Valhi, as defined, the lenders would have the right to accelerate the maturity of the facility. The maximum amount which may be borrowed under the facility is limited to one-third of the aggregate market value of the shares of NL common stock pledged as collateral. Based on NL's December 31, 2001 quoted market price of $15.27 per share, the 30 million shares of NL common stock pledged under the facility provide more than sufficient collateral coverage to allow for borrowings up to the full amount of the facility, even after considering the January and February 2002 increases in the size of the facility to $72.5 million. Valhi would become limited to borrowing less than the full $72.5 million amount of the facility, or would be required to pledge additional collateral if the full amount of the facility had been borrowed, only if NL's stock price were to fall below approximately $7.25 per share. At December 31, 2001, $35 million was outstanding under this facility, consisting of $30 million of LIBOR-based borrowings (at an interest rate of 3.625%) and $5 million of prime-based borrowings (at an interest rate of 4.75%). At December 31, 2001, $18.9 million was available for borrowing under this facility.

     Other Valhi indebtedness consists of an unsecured $2.9 million note payable bearing interest at 6.2% and due in November 2002. Such note was issued in connection with Valhi's purchase of 90,000 shares of Tremont Corporation common stock from an officer of Tremont in 2000. See Note 18.

     NL Industries. NL's 11.75% Senior Secured Notes due 2003 are collateralized by a series of intercompany notes from Kronos International, Inc. ("KII"), a wholly-owned subsidiary of Kronos, to NL, the terms of which mirror those of the Senior Secured Notes (the "NL Mirror Notes"). The Senior Secured Notes are also collateralized by a first priority lien on the stock of Kronos. In the event of foreclosure, the Senior Secured noteholders would have access to the consolidated assets, earnings and equity of NL and NL believes the collateralization of the Senior Secured Notes, as described above, is the functional economic equivalent to a full and unconditional guarantee by Kronos. The Senior Secured Notes are redeemable, at NL's option, at par value. The Senior Secured Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of NL and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. In the event of a change of control of NL, as defined, NL would be required to make an offer to purchase the Senior Secured Notes at 101% of the principal amount. NL would also be required to make an offer to purchase a specified amount of the Senior Notes at par value in the event NL generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period. The quoted market price of the Senior Secured Notes per $1,000 principal amount was $1,010 and $1,005 at December 31, 2000 and 2001, respectively. During 2000, NL redeemed $50 million principal amount of its Senior Secured Notes with a 1.5% premium. Interest expense in 2000 includes $1.1 million related to the write-off of unamortized deferred financing costs and premiums paid in connection with the early retirement of such indebtedness. In February 2002, NL announced the redemption of an additional $25 million principal amount of the Senior Secured Notes in March 2002 at par.

     At December 31, 2001, notes payable consist of 27 million of euro-denominated borrowings and 200 million of Norwegian Krona-denominated borrowings (aggregating $46 million) which mature during 2002 and bear interest at rates ranging from 3.8% to 7.3% (2000 - 51 million of euro-denominated borrowings and 200 million of Norwegian Krona-denominated borrowings). At December 31, 2001, NL had $8 million available for borrowing under non-U.S. credit facilities.

     CompX. CompX has a $100 million unsecured revolving bank credit facility which matures in 2003 and bears interest at rates based upon the Eurodollar Rate (4.2% at December 31, 2001). The facility contains certain covenants and restrictions customary in lending transactions of this type which, among other things, restricts the ability of CompX and its subsidiaries to incur debt, incur liens and pay dividends. In the event of a change of control of CompX, as defined, the lenders would have the right to accelerate the maturity of the facility. CompX would also be required under certain conditions to use the net proceeds from the sale of assets outside the ordinary course of business to reduce outstanding borrowings under the facility, and such a transaction would also result in a permanent reduction of the size of the facility. In December 2001, CompX amended the facility to permit the sale/leaseback of its manufacturing facility in The Netherlands (see Note 12) without requiring the use of the net proceeds from such transaction to reduce outstanding borrowings under the facility and without requiring a permanent reduction in the size of the facility. At December 31, 2001, $51 million was available for borrowing under this facility.

     Other indebtedness. In February 2001, a wholly-owned subsidiary of Valhi purchased Waste Control Specialists' bank term loan from the lender at par value, and such debt became payable to such Valhi subsidiary. Valcor's unsecured 9 5/8% Senior Notes due November 2003 are redeemable at the Company's option at par value. At December 31, 2000 and 2001, the quoted market price of the Valcor Notes was $982 and $1,006 per $1,000 principal amount, respectively.

        Aggregate maturities of long-term debt at December 31, 2001

Years ending December 31,                                            Amount
                                                                (In thousands)

  2002                                                            $ 66,891
  2003                                                             246,624
  2004                                                                 270
  2005                                                                 152
  2006                                                                 144
  2007 and thereafter                                              250,025
                                                                  --------
                                                                   564,106
Less unamortized OID on Valhi LYONs                                  1,919
                                                                  --------

                                                                  $562,187

     The LYONs are reflected in the above table as due October 2002, the next date they are redeemable at the option of the holder, at the aggregate redemption price on such date of $27.4 million ($636.27 per $1,000 principal amount at maturity in October 2007).

     Restrictions. In addition to the NL Senior Secured Notes and the CompX bank credit facility discussed above, other subsidiary credit agreements typically require the respective subsidiary to maintain minimum levels of equity, require the maintenance of certain financial ratios, limit dividends and additional indebtedness and contain other provisions and restrictive covenants customary in lending transactions of this type. At December 31, 2001, the restricted net assets of consolidated subsidiaries approximated $586 million.

     At December 31, 2001, amounts available for the payment of Valhi dividends pursuant to the terms of Valhi's revolving bank credit facility aggregated $.05 per Valhi share outstanding per quarter, plus an additional $14.2 million.

Note 12 -      Other income, net:

                                                   Years ended December 31,
                                                 1999         2000        2001
                                                 ----         ----        ----
                                                          (In thousands)

Securities earnings:
  Dividends and interest ..................   $  43,040    $  40,250    $ 38,003
  Securities transactions, net ............         757           40      47,009
                                              ---------    ---------    --------
                                                 43,797       40,290      85,012
Legal settlement gains, net ...............        --         69,465      31,871
Insurance gain ............................        --           --        16,190
Business interruption insurance ...........        --           --         7,222
Currency transactions, net ................       9,865        6,383       1,824
Noncompete agreement income ...............       4,000        4,000       4,000
Disposal of property and equipment, net ...        (635)      (1,178)      1,375
Pension curtailment gain ..................        --           --           116
Other, net ................................      11,429        8,141       6,390
                                              ---------    ---------    --------

                                              $  68,456    $ 127,101    $154,000
                                              =========    =========    ========

     Interest and dividend income in 1999, 2000 and 2001 includes $23.5 million, $22.7 million and $23.6 million, respectively, of dividend distributions received from The Amalgamated Sugar Company LLC. See Note 5. Noncompete agreement income relates to NL's agreement not to compete in the specialty chemicals industry and is recognized in income ratably over the five-year noncompete period ending in February 2003. The pension curtailment gain is discussed in Note 17.

     Net securities transactions gains in 2001 are comprised of (i) a $33.1 million realized gain related to LYONs exchanges and the resulting disposition of a portion of the shares of Halliburton common stock, (ii) a $13.7 million realized gain related to the sale of 390,000 shares of Halliburton common stock in market transactions, (iii) a $14.2 million unrealized gain related to the reclassification of 515,000 Halliburton shares from available-for-sale to trading securities, (iv) an $11.6 million unrealized loss related to changes in market value of the Halliburton shares classified as trading securities and (v) a $2.3 million impairment charge for an other than temporary decline in value of certain marketable securities held by the Company. See Notes 5 and 11.

     Securities transactions in 2000 include a $5.6 million gain related to certain shares of common stock NL received pursuant to the demutualization of an insurance company from which NL had purchased certain policies. Such shares, valued by NL based upon the insurance company's initial public offering price of $14.25 per share, were placed by NL in a trust, the assets of which may only be used to pay for certain of NL's retiree benefits. The Company accounted for the $5.6 million contribution of the insurance company's common stock to the trust as a reduction of its accrued OPEB costs. See Note 17. Securities transactions in 2000 also include a $5.7 million impairment charge for an other than temporary decline in value of certain marketable securities held by the Company. Securities transactions during 1999 relate principally to LYON exchanges. See Notes 5 and 11.

     In 2000, NL recognized a $69.5 million net gain from legal settlements with certain of its former insurance carriers. The settlements resolved court proceedings in which NL sought reimbursement from the carriers for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures. The gain is stated net of $3.1 million of commissions associated with the settlements. In 2001, NL recognized $11.7 million of net gains from legal settlements, of which $11.4 million relates to additional settlements with certain of its former insurance carriers. Proceeds from substantially all of these settlements were transferred by the carriers to special purpose trusts formed by NL to pay for certain of its future remediation and other environmental expenditures. At December 31, 2000 and 2001, restricted cash equivalents and debt securities include an aggregate of $70 million and $74 million, respectively, held by such special purpose trusts.

     In 2001, Waste Control Specialists recognized a $20.1 million net gain from a legal settlement related to certain previously-reported litigation. Pursuant to the settlement, Waste Control Specialists, among other things, received a cash payment of approximately $20.1 million, net of attorney fees.

     In March 2001, NL suffered a fire at its Leverkusen, Germany TiO2 facility. Production at the facility's chloride-process plant returned to full capacity on April 8, 2001. The facility's sulfate-process plant became approximately 50% operational in September 2001, and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance, but the effect on the financial results of the Company on a quarter-to-quarter basis was impacted by the timing and amount of insurance recoveries. Chemicals operating income in 2001 includes $27.3 million of business interruption insurance recoveries losses caused by the Leverkusen fire. Of such business interruption proceeds amount, $20.1 million was recorded as a reduction of cost of sales to offset unallocated period costs that resulted from lost production and the remaining $7.2 million, representing recovery of lost margin, was recorded as other income. NL also recognized insurance recoveries of $29.1 million in 2001 for property damage and related cleanup and other extra costs, resulting in an insurance gain of $16.2 million as such recoveries exceeded the carrying value of the property destroyed and the cleanup and other extra expenses incurred. The Company does not expect to report any additional insurance recoveries related to the Leverkusen fire.

     Net gains from disposal of property and equipment in 2001 include a $2.2 million gain related to the sale/leaseback of CompX's manufacturing facility in The Netherlands. Pursuant to the sale/leaseback, CompX sold the manufacturing facility with a net carrying value of $8.2 million for $10.0 million cash consideration in December 2001, and CompX simultaneously entered into a leaseback of the facility with a nominal monthly rental for approximately 30 months. CompX has the option to extend the leaseback period for up to an additional two years with monthly rentals of $40,000 to $100,000. CompX may terminate the leaseback at any time without penalty. In addition to the cash received up front, CompX included an estimate of the fair market value of the monthly rental during the nominal-rental leaseback period as part of the sale proceeds. A portion of the gain from the sale of the facility after transaction costs, equal to the present value of the monthly rentals over the expected leaseback period (including the fair market value of the monthly rental during the nominal-rental leaseback period), has been deferred and will be amortized into income over the expected leaseback period. CompX will recognize rental expense over the leaseback period, including amortization of the prepaid rent consisting of the estimated fair market value of the monthly rental during the nominal-rental leaseback period.

Note 13 - Minority interest:

                                                             December 31,
                                                        2000              2001
                                                        ----              ----
                                                             (In thousands)
Minority interest in net assets:
NL Industries ............................           $ 66,761           $ 68,566
Tremont Corporation ......................             34,235             32,610
CompX International ......................             49,003             44,767
Subsidiaries of NL .......................              6,279              7,208
                                                     --------           --------

                                                     $156,278           $153,151

                                                  Years ended December 31,
                                            1999            2000           2001
                                            ----            ----           ----
                                                      (In thousands)
Minority interest in net earnings
 (losses) - continuing operations:
NL Industries .....................      $ 66,760       $ 30,727       $ 23,061
Tremont Corporation ...............          --            2,071           (175)
CompX International ...............         9,013          7,810          2,236
Subsidiaries of NL ................         3,322          2,436            960
Subsidiaries of Tremont ...........          --              455           --
Subsidiaries of CompX .............          (103)            (3)          --
                                         --------       --------       --------

                                         $ 78,992       $ 43,496       $ 26,082
                                         ========       ========       ========

     Tremont Corporation. The Company commenced consolidating Tremont's balance sheet effective December 31, 1999, and commenced consolidating its results of operations effective January 1, 2000. Accordingly, the Company commenced reporting minority interest in Tremont's net earnings in 2000. See Note 3.

     Waste Control Specialists. Waste Control Specialists was formed by Valhi and another entity in 1995. See Note 3. Waste Control Specialists assumed certain liabilities of the other owner and such liabilities exceeded the carrying value of the assets contributed by the other owner. Consequently, all of Waste Control Specialists aggregate inception-to-date net losses have accrued to the Company for financial reporting purposes, and all of Waste Control Specialists future net income or net losses will also accrue to the Company until Waste Control Specialists reports positive equity attributable to the other owner. Accordingly, no minority interest in Waste Control Specialists' net assets or net losses is reported at December 31, 2001.

Note 14 - Stockholders' equity:

                                                    Shares of common stock
                                           Issued         Treasury    Outstanding
                                                      (In thousands)

Balance at December 31, 1998 .........      125,521      (10,545)       114,976

Issued ...............................           90         --               90
                                            -------      -------       --------

Balance at December 31, 1999 .........      125,611      (10,545)       115,066

Issued ...............................          119         --              119
Reacquired ...........................         --             (1)            (1)
Other ................................         --            (24)           (24)
                                            -------      -------       --------

Balance at December 31, 2000 .........      125,730      (10,570)       115,160

Issued ...............................           81         --               81
                                            -------      -------       --------

Balance at December 31, 2001 .........      125,811      (10,570)       115,241
                                            =======      =======       ========



     For financial reporting purposes, treasury stock includes the Company's proportional interest in 1.2 million Valhi shares held by NL. However, under Delaware Corporation Law, 100% of a parent company's shares held by a majority-owned subsidiary of the parent is considered to be treasury stock. As a result, shares outstanding for financial reporting purposes differ from those outstanding for legal purposes.

     In January 1998, the Company's board of directors authorized the Company to purchase up to 2 million shares of its common stock in open market or privately-negotiated transactions over an unspecified period of time. As of December 31, 2001, the Company had purchased approximately 383,000 shares for an aggregate of $3.7 million pursuant to such authorization.

     Valhi options. Valhi has an incentive stock option plan that provides for the discretionary grant of, among other things, qualified incentive stock options, nonqualified stock options, restricted common stock, stock awards and stock appreciation rights. Up to five million shares of Valhi common stock may be issued pursuant to this plan. Options are generally granted at a price not less than fair market value on the date of grant, generally vest ratably over a five-year period beginning one year from the date of grant and expire 10 years from the date of grant. Restricted stock, when granted, is generally forfeitable unless certain periods of employment are completed and held in escrow in the name of the grantee until the restriction period expires. No stock appreciation rights have been granted.

     Outstanding options at December 31, 2001 represent approximately 2% of Valhi's outstanding shares at that date and expire at various dates through 2011, with a weighted-average remaining term of 3.5 years. At December 31, 2001, options to purchase 1.9 million Valhi shares were exercisable at prices ranging from $4.96 to $12.06 per share, or an aggregate amount payable upon exercise of $13.2 million. All of such exercisable options are exercisable at various dates through 2010 at prices lower than the Company's December 31, 2001 market price of $12.70 per share. At December 31, 2001, options to purchase 170,000 shares are scheduled to become exercisable in 2002, and an aggregate of 4.1 million shares were available for future grants.

     The following table sets forth changes in outstanding options during the past three years under all option plans in effect during such periods.

                                                                                                        Amount
                                                                                    Exercise           payable
                                                                                    price per            upon
                                                                    Shares            share            exercise
                                                                               (In thousands, except
                                                                                 per share amounts)

Outstanding at December 31, 1998                                      2,901           $ 4.76-$14.66       $20,059

Granted                                                                 323            12.00- 12.06         3,876
Exercised                                                               (87)            5.48-  9.50          (621)
Canceled                                                               (172)            6.56- 14.66        (2,500)
                                                                     ------            ------------       -------

Outstanding at December 31, 1999                                      2,965             4.76- 12.16        20,814

Granted                                                                 248            11.00- 11.06         2,728
Exercised                                                              (116)            4.76- 12.00          (848)
Canceled                                                               (415)            4.76- 12.16        (2,133)
                                                                     ------            ------------       -------

Outstanding at December 31, 2000                                      2,682           $ 4.96-$12.06       $20,561

Granted                                                                   8                   10.50            84
Exercised                                                               (76)            4.96- 12.00          (591)
Canceled                                                               (230)            5.36- 12.00        (1,410)
                                                                     ------            ------------       -------

Outstanding at December 31, 2001                                      2,384           $ 4.96-$12.06       $18,644
                                                                     ======           =============       =======

     Stock option plans of subsidiaries and affiliates. NL, CompX, Tremont and TIMET each maintain plans which provide for the grant of options to purchase their respective common stocks. Provisions of these plans vary by company. Outstanding options to purchase common stock of NL, CompX, Tremont and TIMET at December 31, 2001 are summarized below.

                                                                             Amount
                                                         Exercise           payable
                                                         price per            upon
                                      Shares              share            exercise
                                                 (In thousands, except
                                                  per share amounts)

NL Industries                         2,014            $ 5.00-$21.97       $32,960
CompX                                   856             10.00- 20.00        14,161
Tremont                                  27              8.13- 56.50           628
TIMET                                 1,554              3.60- 35.31        29,957

     Other. The following pro forma information, required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued subsequent to January 1, 1995. The weighted average fair values of Valhi options granted during 1999 and 2000 were $5.96 and $5.43 per share, respectively. The aggregate fair value of the Valhi options granted during 2001 was not material. The fair values of such options were calculated using the Black-Scholes stock option valuation model with the following weighted-average assumptions: stock price volatility of 39% to 40%, risk-free rates of return of 6.0% to 6.8%, dividend yields of 1.7% to 1.8% and an expected term of 10 years. The Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, it requires the use of subjective assumptions including expectations of future dividends and stock price volatility. Such assumptions are only used for making the required fair value estimate and should not be considered as indicators of future dividend policy or stock price appreciation. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option-pricing model may not provide a reliable estimate of the fair value of employee stock options.

     Had the Company, NL, CompX, Tremont and TIMET each elected to account for their respective stock-based employee compensation for all awards granted subsequent to January 1, 1995 in accordance with the fair value-based accounting method of SFAS No. 123, the Company's reported net income would have decreased by $3.6 million, $3.8 million and $3.7 million in 1999, 2000 and 2001, respectively, or $.03, $.04 and $.03 per basic share, respectively. For purposes of this pro forma disclosure, the estimated fair value of options is amortized to expense over the options' vesting period. Such pro forma impact on net income and basic earnings per share is not necessarily indicative of future effects on net income or earnings per share.

Note 15 - Financial instruments:

                                                           December 31,
                                                    2000                  2001
                                              -----------------    ----------------
                                               Carrying  Fair      Carrying   Fair
                                                amount   Value      amount    value
                                                           (In millions)

Cash, cash equivalents and restricted
 cash equivalents .........................   $  227.2 $  227.2   $  222.4 $  222.4

Marketable securities:
  Current .................................   $   --   $   --     $   18.5 $   18.5
  Noncurrent ..............................      268.0    268.0      186.5    186.5

Loan to Snake River Sugar Company .........   $   80.0 $   86.4   $   80.0 $   96.4

Notes payable and long-term debt (excluding
 capitalized leases): Publicly-traded
  fixed rate debt:
    Valhi LYONs ...........................   $  100.3 $  112.3   $   25.5 $   25.0
    NL Senior Secured Notes ...............      194.0    195.9      194.0    194.9
    Valcor Senior Notes ...................        2.4      2.4        2.4      2.4
  Snake River Sugar Company loans .........      250.0    250.0      250.0    250.0
  Other fixed-rate debt ...................        4.1      4.1        3.7      3.7
  Variable rate debt ......................      148.6    148.6      132.7    132.7

Minority interest in:
  NL common stock .........................   $   66.8 $  235.3   $   68.6 $  132.6
  CompX common stock ......................       49.0     44.6       44.8     61.3
  Tremont common stock ....................       34.2     33.9       32.6     36.7

Valhi common stockholders' equity .........   $  628.2 $1,324.3   $  622.3 $1,463.6

     The fair value of the Company's publicly-traded marketable securities and debt, minority interest in NL Industries, CompX and Tremont and Valhi's common stockholders' equity are all based upon quoted market prices. The fair value of the Company's investment in The Amalgamated Sugar Company LLC is based upon the $250 million redemption price of such investment, less the $80 million outstanding balance of the Company's loan to Snake River Sugar Company. The fair value of the Company's fixed-rate loan to Snake River Sugar Company is based upon relative changes in market interest rates since the interest rates were fixed. The fair value of Valhi's fixed-rate nonrecourse loans from Snake River Sugar Company is based upon the $250 million redemption price of Valhi's investment in the Amalgamated Sugar Company LLC, which investment collateralizes such nonrecourse loans. Fair values of variable interest rate debt and other fixed-rate debt are deemed to approximate book value. See Notes 5 and 11.

     The estimated fair value of CompX's currency forward contracts at December 31, 2000 is insignificant. See Note 1.

Note 16 - Income taxes:

                                                       Years ended December 31,
                                                      1999      2000       2001
                                                      ----      ----       ----
                                                            (In millions)
Components of pre-tax income:
  United States:
    Contran Tax Group ............................   $(14.2)   $(20.7)   $ 31.5
    NL tax group .................................     22.9      71.4      --
    CompX tax group ..............................     14.0       7.6      (1.0)
    Tremont tax group/Equity in Tremont ..........    (48.7)    (10.5)     --
                                                     ------    ------    ------
                                                      (26.0)     47.8      30.5
  Non-U.S. subsidiaries ..........................     81.1     166.3     142.0
                                                     ------    ------    ------

                                                     $ 55.1    $214.1    $172.5
                                                     ======    ======    ======

Expected tax expense, at U.S. federal
 statutory income tax rate of 35% ................   $ 19.3    $ 74.9    $ 60.4
Non-U.S. tax rates ...............................      (.6)     (7.1)     (4.8)
Incremental U.S. tax and rate differences
 on equity in earnings of non-tax group
 companies .......................................     15.7      17.7       8.0
Change in NL's and Tremont's deferred income
 tax valuation allowance, net ....................    (93.4)       .7     (20.9)
Resolution of German income tax audits ...........    (36.5)     (5.5)     --
Change in German income tax law ..................     24.1       4.4      --
U.S. state income taxes, net .....................      (.9)      2.1       2.5
No tax benefit for goodwill amortization .........      4.1       5.4       5.8
Other, net .......................................     (3.1)      1.3       2.2
                                                     ------    ------    ------

                                                     $(71.3)   $ 93.9    $ 53.2
                                                     ======    ======    ======

Components of income tax expense (benefit):
  Currently payable (refundable):
    U.S. federal and state .......................   $(11.1)   $ (3.4)   $ 11.2
    Non-U.S ......................................     32.6      54.5      34.3
                                                     ------    ------    ------
                                                       21.5      51.1      45.5
                                                     ------    ------    ------
  Deferred income taxes (benefit):
    U.S. federal and state .......................    (48.7)     39.9      21.0
    Non-U.S ......................................    (44.1)      2.9     (13.3)
                                                     ------    ------    ------
                                                      (92.8)     42.8       7.7
                                                     ------    ------    ------

                                                     $(71.3)   $ 93.9    $ 53.2
                                                     ======    ======    ======

Comprehensive provision for income
 taxes (benefit) allocable to:
  Continuing operations ..........................   $(71.3)   $ 93.9    $ 53.2
  Discontinued operations ........................     --        --        --
  Other comprehensive income:
    Marketable securities ........................      2.0       3.9     (24.7)
    Currency translation .........................    (10.7)    (14.9)     (2.3)
    Pension liabilities ..........................     (1.9)       .8      (3.9)
                                                     ------    ------    ------

                                                     $(81.9)   $ 83.7    $ 22.3
                                                     ======    ======    ======

     The components of the net deferred tax liability at December 31, 2000 and 2001, and changes in the deferred income tax valuation allowance during the past three years, are summarized in the following tables. At December 31, 2000 and 2001, 98% and 95%, respectively, of the deferred tax valuation allowance relates to NL tax jurisdictions, principally Germany, and all of the remainder relates to Tremont's U.S. federal income tax jurisdiction.

                                                                   December 31,
                                                             2000                2001
                                                       ----------------    -----------------
                                                       Assets  Liabilities Assets   Liabilities
                                                                      (In millions)
Tax effect of temporary differences related to:
  Inventories ......................................   $  4.3    $ (3.2)   $  4.2    $ (3.5)
  Marketable securities ............................     --       (84.8)     --       (56.4)
  Mining properties ................................     --        (1.4)     --        (1.2)
  Property and equipment ...........................     62.1     (99.4)     43.2     (94.1)
  Accrued OPEB costs ...............................     21.1      --        19.0      --
  Accrued environmental liabilities and
   other deductible differences ....................     76.5      --        73.7      --
  Other taxable differences ........................     --      (165.0)     --      (167.8)
  Investments in subsidiaries and affiliates not
   members of the Contran Tax Group ................      7.5     (29.0)     12.4     (38.9)
  Tax loss and tax credit carryforwards ............    126.2      --       119.2      --
Valuation allowance ................................   (195.0)     --      (163.3)     --
                                                       ------    ------    ------    ------
    Adjusted gross deferred tax assets (liabilities)    102.7    (382.8)    108.4    (361.9)
Netting of items by tax jurisdiction ...............    (86.5)     86.5     (91.6)     91.6
                                                       ------    ------    ------    ------
                                                         16.2    (296.3)     16.8    (270.3)
Less net current deferred tax asset (liability) ....     14.2      (1.9)     13.0      (1.8)
                                                       ------    ------    ------    ------

    Net noncurrent deferred tax asset (liability) ..   $  2.0    $(294.4)  $  3.8    $(268.5)
                                                       ======    ======    ======    ======

                                                       Years ended December 31,
                                                      1999      2000       2001
                                                      ----      ----       ----
                                                            (In millions)

Increase (decrease) in valuation allowance:
  Increase in certain deductible temporary
   differences which the Company believes do
   not meet the "more-likely-than-not"
 recognition criteria ...........................    $  1.6     $  3.3    $  3.8
Recognition of certain deductible tax
 attributes for which the benefit had not
 previously been recognized under the
 "more-likely-than-not" recognition criteria ....     (95.0)      (2.6)    (24.7)
Change in German tax law ........................      24.1       --        --
Foreign currency translation ....................     (14.7)     (15.7)     (7.5)
Offset to the change in gross deferred
 income tax assets due principally to
 redeterminations of certain tax attributes
 and implementation of certain tax
 planning strategies ............................     183.1      (25.0)     (3.7)
Consolidation of Tremont Corporation:
  For financial reporting purposes ..............      13.6       --        --
  For income tax purposes .......................      --        (12.1)     --
Other, net ......................................        .8        (.9)       .4
                                                     ------     ------    ------

                                                     $113.5     $(53.0)   $(31.7)
                                                     ======     ======    ======

     In 1999, NL recognized a $90 million non-cash income tax benefit related to
(i) a favorable resolution of NL's previously-reported tax contingency in Germany ($36 million) and (ii) a net reduction in NL's deferred income tax valuation allowance due to a change in estimate of NL's ability to utilize certain income tax attributes under the "more-likely-than-not" recognition criteria ($54 million). The $54 million net reduction in NL's deferred income tax valuation allowance was comprised of (i) a $78 million decrease in the valuation allowance to recognize the benefit of certain deductible income tax attributes which NL now believes meets the recognition criteria as a result of, among other things, a corporate restructuring of NL's German subsidiaries and
(ii) a $24 million increase in the valuation allowance to reduce the previously-recognized benefit of certain other deductible income tax attributes which NL now believes do not meet the recognition criteria due to a change in German tax law. The German tax law change was effective January 1, 1999 and resulted in an increase in NL's current income tax expense.

     A reduction in the German "base" income tax rate from 30% to 25% was enacted in October 2000 and became effective in January 2001. This reduction in the German income tax rate resulted in a $4.4 million increase in the Company's income tax expense in 2000 because the Company had recognized a net deferred income tax asset with respect to Germany.

     In 2001, NL completed a restructuring of its German subsidiaries, and as a result NL recognized a $17.6 million net income tax benefit. This benefit is comprised of a $23.2 million decrease in NL's deferred income tax asset valuation allowance due to a change in estimate of NL's ability to utilize certain German income tax attributes that did not previously meet the
"more-likely-than-not"   recognition   criteria,   offset  by  $5.6  million  of
incremental   U.S.   taxes  on   undistributed   earnings  of  certain   foreign
subsidiaries.

     Certain of the Company's U.S. and non-U.S. income tax returns are being examined and tax authorities have or may propose tax deficiencies. For example, NL has received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately 10.4 million euro ($9 million at December 31, 2001). NL has filed protests to the assessments for the years 1991 to 1997. NL is in discussions with the Belgian tax authorities and believes that a significant portion of the assessments is without merit.

     Tremont has received a tax assessment from the U.S. federal tax authorities proposing tax deficiencies of $8.3 million. Tremont is appealing the proposed deficiencies and believes they are substantially without merit.

     No assurance can be given that these tax matters will be resolved in the Company's favor in view of the inherent uncertainties involved in court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

     At December 31, 2001, (i) NL had the equivalent of $317 million of German income tax loss carryforwards with no expiration date, (ii) NL had $3 million of U.S. net operating loss carryforwards expiring in 2019 and $5.7 million of alternative minimum tax ("AMT") credit carryforwards with no expiration date,
(iii) Tremont had $9.5 million of U.S. net operating loss carryforwards expiring in 2018 through 2020 and $.7 million of AMT credit carryforwards with no expiration date and (iv) CompX had the equivalent of $4.7 million of net operating loss carryforwards in The Netherlands with no expiration date and $8.4 million of U.S. net operating loss carryforwards expiring in 2007 through 2018. The U.S. tax attribute carryforwards of NL and Tremont may only be used to offset future taxable income of the respective company and are not available to offset future taxable income of other members of the Contran Tax Group, and the U.S. net operating loss carryforward of CompX may only be used to offset future taxable income of an acquired subsidiary of CompX and are limited in utilization to approximately $400,000 per year. During 1999, CompX utilized $300,000 of its U.S. net operating loss carryforwards to reduce its current U.S. taxable income (nil in 2000 and 2001).

Note 17 - Employee benefit plans:

     Defined benefit plans. The Company maintains various defined benefit pension plans. Variances from actuarially assumed rates will result in increases or decreases in accumulated pension obligations, pension expense and funding requirements in future periods. The funded status of the Company's defined benefit pension plans, the components of net periodic defined benefit pension cost related to the Company's consolidated business segments and charged to continuing operations and the rates used in determining the actuarial present value of benefit obligations are presented in the tables below. Effective January 1, 2001, approximately 50 individuals previously compensated by Valhi commenced being compensated by Contran. Accrued defined benefit pension costs related to such individuals at December 31, 2000 were approximately $225,000. During 2001, Valhi made a cash payment to Contran of $225,000, and the plan assets and liabilities related to such individuals were transferred to Contran. Effective January 1, 2001, CompX ceased providing future defined pension benefits under its plan in The Netherlands, resulting in a curtailment gain of $116,000. See Note 12. As of December 31, 2001, certain obligations related to the terminated plan had not been fully settled and are reflected in accrued defined benefit pension costs.

                                                        Years ended December 31,
                                                            2000         2001
                                                            ----         ----
                                                             (In thousands)
Change in projected benefit obligations ("PBO"):
  Benefit obligations at beginning of the year .......   $ 291,686    $ 281,540
  Service cost .......................................       4,368        3,974
  Interest cost ......................................      17,297       17,428
  Participant contributions ..........................       1,027        1,004
  Actuarial losses ...................................       1,890       10,359
  Plan amendments ....................................        --          1,819
  Curtailment gain ...................................        --           (116)
  Change in foreign exchange rates ...................     (16,209)      (3,385)
  Benefits paid ......................................     (18,519)     (17,432)
  Transfer of obligations to Contran .................        --         (4,862)
                                                         ---------    ---------

      Benefit obligations at end of the year .........   $ 281,540    $ 290,329
                                                         =========    =========

Change in plan assets:
  Fair value of plan assets at beginning of the year .   $ 244,555    $ 243,213
  Actual return on plan assets .......................      13,866        5,470
  Employer contributions .............................      16,620        7,577
  Participant contributions ..........................       1,078        1,004
  Change in foreign exchange rates ...................     (14,387)      (6,244)
  Benefits paid ......................................     (18,519)     (17,432)
  Transfer of plan assets to Contran .................        --         (3,243)
                                                         ---------    ---------

      Fair value of plan assets at end of year .......   $ 243,213    $ 230,345
                                                         =========    =========

Funded status at end of the year:
  Plan assets less than PBO ..........................   $ (38,327)   $ (59,984)
  Unrecognized actuarial loss ........................      32,374       53,383
  Unrecognized prior service cost ....................       1,948        4,371
  Unrecognized net transition obligations ............         788        4,269
                                                         ---------    ---------

                                                         $  (3,217)   $   2,039
                                                         =========    =========

Amounts recognized in the balance sheet:
  Prepaid pension costs ..............................   $  22,789    $  18,411
  Unrecognized net pension obligations ...............        --          5,901
  Accrued pension costs:
    Current ..........................................      (6,356)      (6,241)
    Noncurrent .......................................     (26,697)     (33,823)
  Accumulated other comprehensive income .............       7,047       17,791
                                                         ---------    ---------

                                                         $  (3,217)   $   2,039
                                                         =========    =========

                                                            December 31,
          Rate                             1999                 2000                2001
                                           ----                 ----                ----

Discount                                  4% - 7.5%           4% - 7.8%         5.8% - 7.3%
Increase in future compensation levels  2.5% - 4.5%           3% - 4.5%         2.8% - 4.5%
Long-term return on assets                4% -10.0%           4% -10.0%         6.8% -10.0%


                                                     Years ended December 31,
                                                  1999        2000        2001
                                                  ----        ----        ----
                                                          (In thousands)

Net periodic pension cost:
Service cost benefits ......................   $  4,316    $  4,368    $  3,974
Interest cost on PBO .......................     18,329      17,297      17,428
Expected return on plan assets .............    (18,120)    (17,832)    (18,386)
Amortization of prior service cost .........        287         258         201
Amortization of net transition obligations .        580         532         509
Recognized actuarial losses ................      1,328         369         703
                                               --------    --------    --------

                                               $  6,720    $  4,992    $  4,429
                                               ========    ========    ========

     The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for all defined benefit pension plans with accumulated benefit obligations in excess of fair value of plan assets were $257 million, $235 million and $197 million, respectively, at December 31, 2001 (2000 - $218.4 million, $196.6 million and $172.8 million, respectively). At December 31, 2000 and 2001, approximately 65% and 69%, respectively, of such unfunded amount relates to NL's non-U.S. plans, and most of the remainder relates to certain of NL's U.S. plans.

     Defined contribution plans. The Company maintains various defined contribution pension plans with Company contributions based on matching or other formulas. Defined contribution plan expense related to the Company's consolidated business segments approximated $2.8 million in 1999, $3.4 million in 2000 and $2.5 million in 2001.

     Postretirement benefits other than pensions. Certain subsidiaries currently provide certain health care and life insurance benefits for eligible retired employees. At December 31, 2000 and 2001, 60% and 61%, respectively, of the Company's aggregate accrued OPEB costs relates to NL, and substantially all of the remainder relates to Tremont.

     The components of the periodic OPEB cost and accumulated OPEB obligations and the rates used in determining the actuarial present value of benefit obligations are presented in the tables below. Variances from actuarially-assumed rates will result in additional increases or decreases in accumulated OPEB obligations, net periodic OPEB cost and funding requirements in future periods. At December 31, 2001, the expected rate of increase in future health care costs ranges from 8% to 11.2% in 2002, declining to rates of about 5.0% in 2010 and thereafter. If the health care cost trend rate was increased (decreased) by one percentage point for each year, OPEB expense would have increased by $.3 million (decreased by $.2 million) in 2001, and the actuarial present value of accumulated OPEB obligations at December 31, 2001 would have increased by $2.4 million (decreased by $2.2 million).

                                                        Years ended December 31,
                                                           2000           2001
                                                           ----           ----
                                                              (In thousands)

Change in accumulated OPEB obligations:
  Obligations at beginning of the year .............     $ 54,410      $ 53,942
  Service cost .....................................           84            94
  Interest cost ....................................        3,828         3,572
  Actuarial losses (gains) .........................        1,423          (230)
  Plan asset reimbursements ........................         --           1,197
  Change in foreign exchange rates .................          (67)         (145)
  Benefits paid ....................................       (5,736)       (7,742)
                                                         --------      --------

  Obligations at end of the year ...................     $ 53,942      $ 50,688
                                                         ========      ========

Change in plan assets:
  Fair value of plan assets at
   beginning of the year ...........................     $  5,968      $ 11,842
  Actual return on plan assets .....................        2,705           460
  Employer contributions ...........................        8,905         1,840
  Benefits paid ....................................       (5,736)       (7,742)
                                                         --------      --------

  Fair value of plan assets at end of the year .....     $ 11,842      $  6,400
                                                         ========      ========

Funded status at end of the year:
  Plan assets less than benefit obligations ........     $(42,100)     $(44,288)
  Unrecognized net actuarial gain ..................       (2,676)       (2,522)
  Unrecognized prior service credit ................      (12,067)       (9,551)
                                                         --------      --------

                                                         $(56,843)     $(56,361)
                                                         ========      ========

Accrued OPEB costs recognized in the
 balance sheet:
  Current ..........................................     $ (6,219)     $ (6,215)
  Noncurrent .......................................      (50,624)      (50,146)
                                                         --------      --------

                                                         $(56,843)     $(56,361)
                                                         ========      ========



                                                     Years ended December 31,
                                                  1999        2000         2001
                                                  ----        ----         ----
                                                         (In thousands)

Net periodic OPEB cost (credit):
Service cost ...............................    $    40     $    84     $    94
Interest cost ..............................      2,069       3,828       3,572
Expected return on plan assets .............       (526)       (521)       (773)
Amortization of prior service credit .......     (2,075)     (2,516)     (2,516)
Recognized actuarial losses (gains) ........       (573)         24        (123)
                                                -------     -------     -------

                                                $(1,065)    $   899     $   254
                                                =======     =======     =======



                                                           December 31,
                Rate                       1999                2000                2001
                ----                       ----                ----                ----

Discount                                      7.5%           7.25%-7.3%                7%
Increase in future compensation levels    nil - 6%            nil  - 6%        nil -   6%
Long-term return on assets                nil - 9%           nil  -7.7%        nil - 7.7%

Note 18 - Related party transactions:

     The Company may be deemed to be controlled  by Harold C. Simmons.  See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

     It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Receivables from and payables to affiliates are summarized in the table below.


                                                                December 31,
                                                            2000           2001
                                                            ----           ----
                                                               (In thousands)

Current receivables from affiliates:
  TIMET ............................................       $   599       $   677
  Other ............................................           286           167
                                                           -------       -------

                                                           $   885       $   844
                                                           =======       =======

Noncurrent receivable from affiliate -
  loan to Contran family trust .....................       $  --         $20,000
                                                           =======       =======

Current payables to affiliates:
  Demand loan from Contran:
    Tremont Corporation ............................       $13,403       $  --
    Valhi ..........................................         8,000        24,574
  Income taxes payable to Contran ..................         1,666         6,410
  Louisiana Pigment Company ........................         8,710         6,362
  Contran - trade items ............................          --             501
  TIMET ............................................           252           286
  Other ............................................            11            15
                                                           -------       -------

                                                           $32,042       $38,148

     From time to time, loans and advances are made between the Company and various related parties, including Contran, pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When the Company loans funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to the Company, the Company believes that it has evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When the Company borrows from related parties, the borrower is generally able to pay a lower rate of interest than the borrower would pay if it borrowed from other parties.

     In 2001, NL Environmental Management Services, Inc ("EMS"), NL's majority-owned environmental management subsidiary, entered into a $25 million revolving credit facility with one of the family trusts discussed in Note 1 ($20 million outstanding at December 31, 2001). The loan bears interest at prime, is due on demand with 60 days notice and is collateralized by certain shares of Contran's Class A common stock and Class E cumulative preferred stock held by the trust. The value of the collateral is dependent, in part, on the value of the Company as Contran's beneficial ownership interest in the Company is one of Contran's more substantial assets. The terms of this loan were approved by special committees of both NL's and EMS' respective board of directors composed of independent directors. At December 31, 2001, $5 million is available for borrowing by the family trust, and the loan has been classified as a noncurrent asset because EMS does not presently intend to demand repayment within the next 12 months.

     In 1998, Tremont entered into a revolving advance agreement with Contran. Through February 2001, Tremont had net borrowings of $13.4 million from Contran under such facility, primarily to fund Tremont's purchases of shares of NL and TIMET common stock. Such borrowings from Contran bore interest at prime less .5% and were payable upon demand. In February 2001, Tremont entered into a $13.4 million reducing revolving credit facility with EMS and used the proceeds to repay its loan from Contran. Such intercompany loan between EMS and Tremont, collateralized by 10 million shares of NL common stock owned by Tremont, is eliminated in Valhi's consolidated financial statements at December 31, 2001. The terms of Tremont's loans from both Contran and EMS were approved by the independent directors of Tremont, and the terms of Tremont's loan from EMS was approved by a special committee of EMS' board of directors composed of independent directors.

     During 1999, 2000 and 2001, Valhi borrowed varying amounts from Contran pursuant to the terms of a demand note. Such unsecured borrowings bear interest at a rate of prime less .5%.

     Interest income on all loans to related parties was $.3 million in each of 1999 and 2000 and $.9 million in 2001. Interest expense on all loans from related parties was $.5 million in 1999, $1.3 million in 2000 and $1.4 million in 2001.

     Payables to Louisiana Pigment Company are primarily for the purchase of TiO2 (see Note 7). Purchases in the ordinary course of business from the unconsolidated TiO2 manufacturing joint venture are disclosed in Note 7.

     Under the terms of various intercorporate services agreements ("ISAs") entered into between the Company and various related parties, including Contran, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation of such persons. Because of the large number of companies affiliated with Contran, the Company believes it benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. These ISA agreements are reviewed and approved by the applicable independent directors of the companies that are parties to the agreements.

     The net ISA fees charged by Contran to the Company aggregated approximately $1.5 million in 1999, $2.6 million in 2000 and $8.5 million in 2001. Effective July 1, 2000, three individuals who had previously been compensated by Valhi commenced to be compensated by Contran, and effective January 1, 2001, approximately 50 additional individuals who had previously been compensated by Valhi also commenced to be compensated by Contran. The increases in the net ISA fees charged by Contran from 1999 to 2000, and from 2000 to 2001, are due principally to these changes.

     NL has an ISA with TIMET whereby NL provides certain services to TIMET for $300,000 in each of 1999, 2000 and 2001. TIMET has an ISA with Tremont whereby TIMET provides certain services to Tremont for $200,000 in 1999, $300,000 in 2000 and $400,000 in 2001. Certain other subsidiaries of the Company are also parties to similar ISAs among themselves, and expenses associated with these agreements are eliminated in Valhi's consolidated financial statements.

     Certain of the Company's insurance coverages that were reinsured in 1999, 2000 and 2001 were arranged for and brokered by EWI Re, Inc. Parties related to Contran own all of the outstanding common stock of EWI. Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, such individual provides advisory services to EWI as requested by EWI. The Company generally does not compensate EWI directly for insurance, but understands that, consistent with insurance industry practice, EWI receives a commission for its services from the insurance underwriters.

     Through January 2002, an entity controlled by one of Harold C. Simmons' daughters owned a majority of EWI, and Contran owned all or substantially all of the remainder of EWI. In January 2002, NL purchased EWI from its previous owners for an aggregate cash purchase price of approximately $9 million, and EWI became a wholly-owned subsidiary of NL. The purchase was approved by a special committee of NL's board of directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

     Basic Management, Inc., among other things, provides utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) to TIMET and other manufacturers within an industrial complex located in Nevada. The other owners of BMI are generally the other manufacturers located within the complex. Power and sewer services are provided on a cost reimbursement basis, similar to a cooperative, while water is provided at the same rates as are charged by BMI to an unrelated third party. Amounts paid by TIMET to BMI for utility services were $1.0 million in 1999, $1.6 million in 2000 and $1.5 million in 2001. TIMET also paid BMI a facilities usage fee of $800,000 in 1999 and $1.3 million in each of 2000 and 2001. The $1.3 million annual facilities usage fee will continue through 2005 and then decline to $500,000 annually for 2006 through 2010, at which time the facilities usage fee expires.

     During 2001, Tremont paid BMI $600,000 pursuant to an agreement in which Tremont and other owners of BMI agreed to cover the costs of certain land improvements made by BMI to the land owned by Tremont and other BMI owners. The cost of the land improvement was divided among the companies based on each company's proportional share in the improved acreage.

     During 2000, (i) Valhi purchased 90,000 shares of Tremont common stock from an officer of Tremont for $2.9 million and 1,700 shares of its common stock from an employee of Valhi for $19,000 and (ii) NL purchased 414,000 shares of its common stock from officers and directors of NL for an aggregate of $9.4 million. See Notes 3 and 11. Such purchases were at market prices on the respective dates of purchase.

     COAM Company is a partnership which has sponsored research agreements with the University of Texas Southwestern Medical Center at Dallas to develop and commercially market a safe and effective treatment for arthritis (the "Arthritis Research Agreement") and to develop and commercially market patents and technology resulting from a cancer research program (the "Cancer Research Agreement"). At December 31, 2001, COAM partners are Contran, Valhi and another Contran subsidiary. Harold C. Simmons is the manager of COAM. The Arthritis Research Agreement, as amended, provides for payments by COAM of up to $2 million over the next three years and the Cancer Research Agreement, as amended, provides for funds of up to $10.4 million over the next nine years. Funding requirements pursuant to the Arthritis and Cancer Research Agreements are without recourse to the COAM partners and the partnership agreement provides that no partner shall be required to make capital contributions. Capital contributions are expensed as paid. The Company's contributions to COAM were nil in each of the past three years, and the Company does not currently expect it will make any capital contributions to COAM in 2002.

     Amalgamated Research, Inc., a wholly-owned subsidiary of the Company, conducts certain research and development activities within and outside the sweetener industry for The Amalgamated Sugar Company LLC and others. Amalgamated Research has also granted to The Amalgamated Sugar Company LLC a non-exclusive, perpetual royalty-free license to use all currently existing or hereafter developed technology which is applicable to sugar operations and provides for certain royalties to The Amalgamated Sugar Company from future sales or licenses of the subsidiary's technology. Research and development services charged to The Amalgamated Sugar Company LLC were $779,000 in 1999, $764,000 in 2000 and $828,000 in 2001. The Amalgamated Sugar Company LLC also provides certain administrative services to Amalgamated Research. The cost of such services provided by the LLC, based upon estimates of the time devoted by employees of the LLC to the affairs of Amalgamated Research, and the compensation of such persons, is netted against the agreed-upon research and development services fee paid by the LLC to Amalgamated Research.

Note 19 - Commitments and contingencies:

Legal proceedings

     Lead pigment litigation. Since 1987, NL, other former manufacturers of lead pigments for use in paint and lead-based paint and the Lead Industries Association have been named as defendants in various legal proceedings seeking damages for personal injury, property damage and government expenditures allegedly caused by the use of lead-based paints. Certain of these actions have been filed by or on behalf of states or large United States cities or their public housing authorities, school districts and certain others have been asserted as class actions. These legal proceedings seek recovery under a variety of theories, including negligent product design, failure to warn, breach of warranty, conspiracy/concert of action, enterprise liability, market share liability, intentional tort, and fraud and misrepresentation.

     The plaintiffs in these actions generally seek to impose on the defendants responsibility for lead paint abatement and asserted health concerns associated with the use of lead-based paints, including damages for personal injury, contribution and/or indemnification for medical expenses, medical monitoring expenses and costs for educational programs. Most of these legal proceedings are in various pre-trial stages; some are on appeal.

     NL believes these actions are without merit, intends to continue to deny all allegations of wrongdoing and liability and to defend against all actions vigorously. NL has not accrued any amounts for the pending lead pigment and lead-based paint litigation. Considering NL's previous involvement in the lead and lead pigment businesses, there can be no assurance that additional litigation similar to that currently pending will not be filed.

     Environmental matters and litigation. The Company's operations are governed by various federal, state, local and foreign environmental laws and regulations. The Company's policy is to comply with environmental laws and regulations at all of its plants and to continually strive to improve environmental performance in association with applicable industry initiatives. The Company believes that its operations are in substantial compliance with applicable requirements of environmental laws. From time to time, the Company may be subject to environmental regulatory enforcement under various statutes, resolution of which typically involves the establishment of compliance programs.

     Some of NL's current and former facilities, including several divested secondary lead smelters and former mining locations, are the subject of civil litigation, administrative proceedings or investigations arising under federal and state environmental laws. Additionally, in connection with past disposal practices, NL has been named as a defendant, potentially responsible party ("PRP"), or both, pursuant to CERCLA or similar state loans in approximately 75 governmental and private actions associated with waste disposal sites, mining locations and facilities currently or previously owned, operated or used by NL, its subsidiaries and their predecessors, certain of which are on the U.S. EPA's Superfund National Priorities List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage and/or damages for injury to natural resources. Certain of these proceedings involve claims for substantial amounts. Although NL may be jointly and severally liable for such costs, in most cases, it is only one of a number of PRPs who may also be jointly and severally liable. In addition, NL is a party to a number of lawsuits filed in various jurisdictions alleging CERCLA or other environmental claims. At December 31, 2001, NL had accrued $107 million for those environmental matters which NL believes are reasonably estimable. NL believes it is not possible to estimate the range of costs for certain sites. The upper end of range of reasonably possible costs to NL for sites for which NL believes it is possible to estimate costs is approximately $160 million.

     At December 31, 2001, Tremont had accrued approximately $5 million for environmental cleanup matters, principally related to one site in Arkansas. Tremont believes it is only one of a number of apparently solvent PRPs that would ultimately share in any cleanup costs for this site.

     At December 31, 2001, TIMET had accrued approximately $4 million for environmental cleanup matters, principally related to TIMET's facility in Nevada and a former TIMET facility in California.

     The Company has also accrued approximately $6 million at December 31, 2001 in respect of other environmental cleanup matters, including amounts related to one Superfund site in Indiana where the Company, as a result of former operations, has been named as a PRP and certain former sites of the disposed building products segment. Such accrual is near the upper end of the range of the Company's estimate of reasonably possible costs for such matters.

     The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes with respect to site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made, and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

     Other litigation. NL has been named as a defendant in various lawsuits in a variety of jurisdictions alleging personal injuries as a result of occupational exposure to asbestos, silica and/or mixed dust in connection with formerly-owned operations. Various of these actions remain pending.

     In March 1997, NL was served with a complaint filed in the Fifth Judicial District Court of Cass County, Texas (Ernest Hughes, et al. v. Owens-Corning Fiberglass Corporation, et al., No. 97-C-051) on behalf of approximately 4,000 plaintiffs and their spouses alleging injury due to exposure to asbestos, and seeking compensatory and punitive damages. NL has filed an answer denying the material allegations. The case has been inactive since 1998.

     In February 1999, and October 2000, NL was served with complaints in Cosey, et al. v. Bullard, et al., No. 95-0069, and Pierce, et al. v. GAF, et al., filed in the Circuit Court of Jefferson County, Mississippi, on behalf of approximately 1,600 and 275 plaintiffs, respectively, alleging injury due to exposure to asbestos and/or silica and seeking compensatory and punitive damages. NL has filed answers in both cases denying the material allegations of the complaint. The Cosey Case was removed to federal court and has been transferred to the U.S. District Court for the Eastern District of Pennsylvania for consolidated proceedings.

     NL is a defendant in various other asbestos, silica and/or mixed dust cases pending in Ohio, Indiana and West Virginia on behalf of approximately 6,900 personal injury claimants.

     In December 1997, a complaint was filed in the United States District Court for the Northern District of Illinois against the Company (Finnsugar Bioproducts, Inc. v. The Amalgamated Sugar Company LLC, et al., No. 97 C 8746). The complaint, as amended, alleges certain technology used by The Amalgamated Sugar Company LLC in its manufacturing processes infringes a certain patent of Finnsugar and seeks, among other things, unspecified damages. The technology is owned by Amalgamated Research and licensed to, among others, the LLC. Both Amalgamated Research and the LLC are defendants in the action. Defendants have answered the complaint denying infringement, and filed a counterclaim seeking to have Finnsugar's patent declared invalid and unenforceable. Discovery on the merits portion of both plaintiff's and defendants' claims has been completed. Plaintiff and defendants each filed summary judgment motions. In April 2001, the court granted certain of the defendants' summary judgment motions, and the court also ruled that Finnsugar's patent was invalid. Finnsugar moved the court to reconsider its decisions, and the remaining summary judgment motions filed by both plaintiff and defendants remain pending. If such pending summary judgment motions do not resolve the matter, a brief period of additional discovery will occur. The Company believes, and understands the LLC believes, that the complaint is without merit and that the Company's technology does not violate Finnsugar's patent. The Company intends, and understands that the LLC intends, to defend against this action vigorously.

     In August and September 2000, NL and one of its subsidiaries, NLO, Inc., were named as defendants in each of the four lawsuits listed below that were filed in federal court in the Western District of Kentucky against the Department of Energy ("DOE") and a number of other defendants alleging that nuclear material supplied by, among others, the Feed Material Production Center ("FMPC") in Fernald, Ohio, owned by the DOE and formerly managed under contract by NLO, harmed employees and others at the DOE's Paducah, Kentucky Gaseous
Diffusion Plant ("PGDP"). With respect to each of the four cases listed below, NL believes that the DOE is obligated to provide defense and indemnification pursuant to its contract with NLO, and pursuant to its statutory obligation to do so, as the DOE has done in several previous cases relating to management of the FMPC. NL has so advised the DOE. Answers in the four cases have not been filed and, as described below, three of the four cases have been settled. NL and NLO have moved to dismiss the complaints in all four claims. If those motions are not granted, NL and NLO intend to deny all allegations of wrongdoing and to defend the cases vigorously.

o In Rainer, et al. v. E.I. du Pont de Nemours, et al., ("Rainer I") No. 5:00CV-223-J, plaintiffs purport to represent a class of former employees at the PGDP and members of their households and seek actual and punitive damages of $5 billion each for alleged negligence, infliction of emotional distress, ultra-hazardous activity/strict liability and strict products liability and battery. No answer or response to that complaint is yet due, and pre-trial proceedings continue.

o In Rainer, et al. v. Bill Richardson, et al., ("Rainer II") No. 5:00CV-220-J, plaintiffs purport to represent the same classes regarding the same matters alleged in Rainer I, and allege a violation of constitutional rights and seek the same recovery sought in Rainer I, as well as asserting claims for battery, fraud, deceit, and misrepresentation, infliction of emotional distress, negligence, and conspiracy, concert of action, joint venture and enterprise liability. No answer or response to that complaint is yet due.

o In Dew, et al. v. Bill Richardson, et al., ("Dew") No. 5:00CV00221R, plaintiffs purport to represent classes of all PGDP employees who sustained pituitary tumors or cancer as a result of exposure to radiation and seek actual and punitive damages of $2 billion each for alleged violation of constitutional rights, assault and battery, fraud and misrepresentation, infliction of emotional distress, negligence, ultra-hazardous activity/strict liability, strict products liability, conspiracy, concert of action, joint venture and enterprise liability, and equitable estoppel. Pre-trial proceedings and discovery continue.

o In Shaffer, et al. v. Atomic Energy Commission, et al., ("Shaffer") No. 5:00CV00307M, plaintiffs purport to represent classes of PGDP employees and household members, subcontractors at PGDP, and landowners near the PGDP and seek actual and punitive damages of $1 billion each and medical monitoring for the same counts alleged in Dew. In March 2001, the magistrate judge ordered that the landowner plaintiffs be severed from the action and pursue their claims in a separate action, Oreskovich v. Atomic Energy Commission, No. 01CV-63-M. All of the Oreskovich plaintiffs subsequently dismissed their claims against NL and NLO with prejudice. In addition, all but two of the named plaintiffs in the Shaffer action have dismissed their claims against the Settling Defendants without prejudice. In February 2002, the court held that all causes of action asserted in the complaint that have a one-year limitations period would be dismissed. In their motion to dismiss, NL and NLO argued that all claims in the complaint, except the fraud claim, were subject to dismissal because they have a one-year limitations period. The court denied the motion to dismiss claims brought by certain decedents' estates. The court reserved ruling on other arguments in the motion to dismiss that, if granted, would dispose of all plaintiffs' claims, indicating that it would address those arguments by separate opinion.

     NL has reached an agreement pursuant to which the Rainer I, Rainer II, and Shaffer cases against NL and NLO will be settled and dismissed with prejudice, and in March 2002, the trial court approved the settlement. The time during which the settlement may be appealed has not yet expired. The DOE has agreed to reimburse NL for the settlement amount.

     In September 2000, TIMET was named in an action filed by the U.S. Equal Employment Opportunity Commission in federal district court in Las Vegas, Nevada (U.S. Equal Employment Opportunity Commission v. Titanium Metals Corporation, CV-S-00-1172DWH-RJJ). The complaint alleges that several female employees at TIMET's Nevada plant were the subject of sexual harassment. TIMET intends to vigorously defend this action, but in any event TIMET does not presently anticipate that any adverse outcome in this case would be material to its consolidated financial position, results of operations or liquidity.

     In June 2001, Gutierrex-Palmenberg, Inc. ("GPI") filed a complaint in the U.S. District Court, District of Arizona, against Waste Control Specialists LLC (Guiterrez - Palmenberg, Inc. vs. Waste Control Specialists LLC, No. CIV '01 0981 PHX MS). The complaint alleges that Waste Control Specialists owes GPI in excess of $380,000. Waste Control Specialists has counterclaimed for $55,000 that it believes it is owed from GPI. Waste Control Specialists intends to defend against the action vigorously.

     In addition to the litigation described above, the Company and its affiliates are also involved in various other environmental, contractual, product liability, patent (or intellectual property) and other claims and disputes incidental to its present and former businesses. The Company currently believes that the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

     Concentrations of credit risk. Sales of TiO2 accounted for substantially all of NL's sales during the past three years. TiO2 is generally sold to the paint, plastics and paper industries, which are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers. In each of the past three years, approximately one-half of NL's TiO2 sales volume were to Europe with about 38% attributable to North America, and the ten largest customers accounted for about one-fourth of chemicals sales.

     Component products are sold primarily to original equipment manufacturers in North America and Europe. In 2001, the ten largest customers accounted for approximately 36% of component products sales (2000 - 35%; 1999 - 33%).

     The majority of TIMET's sales are to customers in the aerospace industry, including airframe and engine manufacturers. TIMET's ten largest customers accounted for about 30% of its sales in 1999 and about 48% in each of 2000 and 2001.

     At December 31, 2001, consolidated cash, cash equivalents and restricted cash includes $121 million invested in U.S. Treasury securities purchased under short-term agreements to resell (2000 - $159 million), of which $62 million are held in trust for the Company by a single U.S. bank (2000 - $67 million).

     Capital expenditures. At December 31, 2001 the estimated cost to complete capital projects in process approximated $13.5 million, of which $11 million relates to NL's TiO2 facilities (including $4 million related to reconstruction of the Leverkusen, Germany facility destroyed by fire in March 2001) and the remainder relates to CompX. In addition, CompX is obligated to acquire approximately 10 acres of land from the municipality of Maastricht, The Netherlands, for approximately $2 million within the next two to three years as part of an agreement made in conjunction with the sale/leaseback of its existing Netherlands facility. See Note 12.

     Royalties. Royalty expense, which relates principally to the volume of certain products manufactured in Canada and sold in the United States under the terms of a third-party patent license agreement, approximated $1.1 million in each of 1999 and 2000 and $675,000 in 2001.

     Long-term contracts. NL has long-term supply contracts that provide for NL's chloride-process TiO2 feedstock requirements through 2006. The agreements require NL to purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $159 million.

     TIMET has long-term agreements with certain major aerospace customers, including The Boeing Company, Rolls-Royce plc, United Technologies Corporation (and related companies) and Wyman-Gordon Company, pursuant to which TIMET is intended to be the major supplier of titanium products to these customers. The agreements are intended to provide for minimum market shares of the customer's titanium requirements (generally at least 70%) for approximately 10-year periods. The agreements generally provide for fixed or formula-determined prices, at least for the first five years. With respect to TIMET's contract with Boeing, although Boeing placed orders and accepted delivery of certain volumes in 1999 and 2000, the level of orders was significantly below the contractual volume requirements for those years. Boeing informed TIMET in 1999 that it was unwilling to commit to the contract beyond the year 2000. In March 2000, TIMET filed a lawsuit against The Boeing Company seeking damages for Boeing's breach of the contract and a declaration from the court of TIMET's rights under the contract. In June 2000, Boeing filed its answer to TIMET's complaint denying substantially all of TIMET's allegations and making certain counterclaims against TIMET. In April 2001, TIMET settled the litigation between TIMET and Boeing related to their 1997 long-term purchase and supply agreement. Pursuant to the settlement, TIMET received a cash payment of $82 million. The parties also entered into an amended long-term agreement that, among other things, allows Boeing to purchase up to 7.5 million pounds of titanium product annually from TIMET from 2002 through 2007, subject to certain maximum quarterly volume levels. In consideration, Boeing will annually advance TIMET $28.5 million for purchases in the upcoming year. The initial advance for calendar year 2002 was made in December 2001, with each subsequent advance made in early January of the applicable calendar year beginning in 2003. The amended long-term agreement is structured as a take-or-pay agreement such that Boeing will forfeit a proportionate part of the $28.5 million annual advance in the event that its orders for delivery for such calendar year are less than 7.5 million pounds. Under a separate agreement TIMET will establish and hold buffer stock for Boeing at TIMET's facilities.

     TIMET also has a long-term arrangement for the purchase of titanium sponge. The contract is effective through 2007, with firm pricing through 2002 (subject to certain possible adjustments and possible early termination in 2004). The agreement provides for annual purchases by TIMET of 6,000 metric tons, although the supplier has agreed to reduced purchases by TIMET since 1999. TIMET is currently operating under an agreement in principle that provides for minimum purchases by TIMET of 1,500 metric tons in 2002 and certain other modified terms. During 2001, TIMET accrued $3.0 million relating to its agreement with the sponge supplier for settlement of purchases less than the required contractual minimum for 2001 and prior years, of which $2.0 million remained unpaid as of December 31, 2001. TIMET has no other long-term purchase agreements.

     Waste Control Specialists has agreed to pay two separate consultants fees for performing certain services based on specified percentages of certain of Waste Control Specialist's revenues. One such agreement currently provides for a security interest in Waste Control Specialists' facility in West Texas to collateralize Waste Control Specialists' obligation under that agreement, which is limited to $18.4 million. A third similar agreement, under which Waste Control Specialists was obligated to pay up to $10 million to another independent consultant, was terminated during 2000. Expense related to all of these agreements was not significant during the past three years.

     Operating leases. Kronos' principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease expiring in 2050. The Leverkusen facility, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex, and Kronos is the only unrelated party so situated. Under a separate supplies and services agreement expiring in 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict NL's ability to transfer ownership or use of the Leverkusen facility. The Company also leases various other manufacturing facilities and equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases the Company expects that, in the normal course of business, such leases will be renewed or replaced by other leases. Rent expense related to the Company's consolidated business segments approximated $10 million in 1999, $11 million in 2000 and $12 million in 2001. At December 31, 2001, future minimum payments under noncancellable operating leases having an initial or remaining term of more than one year were as follows:

Years ending December 31,                                      Amount
                                                            (In thousands)

  2002                                                         $ 5,943
  2003                                                           4,509
  2004                                                           2,955
  2005                                                           1,818
  2006                                                           1,549
  2007 and thereafter                                           20,269
                                                               -------

                                                               $37,043

     Third-party indemnification. Amalgamated Research licenses certain of its technology to third parties. With respect to such technology licensed to two customers, Amalgamated Research has indemnified such customers for up to an aggregate of $1.75 million against any damages they might incur resulting from any claims for infringement of the Finnsugar patents discussed above. During 2000, Finnsugar filed a complaint against one of such customers in the U.S. District Court for the Eastern District of Michigan alleging that the technology licensed to such customer by the Company infringes certain of Finnsugar's patents (Finnsugar Bioproducts, Inc. v. The Monitor Sugar Company, Civil No. 00-10381). Amalgamated Research is not a party to this litigation. The Company denies such infringement, however the Company is providing defense costs to such customer under the terms of their indemnification agreement up to the specified limit of $750,000. Other than providing defense costs pursuant to the terms of the indemnification agreements, Amalgamated Research does not believe it will incur any losses as a result of providing such indemnification.

Note 20 - Accounting principles not yet adopted:

     Goodwill. The Company will adopt SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS No. 142, goodwill, including goodwill arising from the difference between the cost of an investment accounted for by the equity method and the amount of the underlying equity in net assets of such equity method investee ("equity method goodwill"), will not be amortized on a periodic basis. Instead, goodwill (other than equity method goodwill) will be subject to an impairment test to be performed at least on an annual basis, and impairment reviews may result in future periodic write-downs charged to earnings. Equity method goodwill will not be tested for impairment in accordance with SFAS No. 142; rather, the overall carrying amount of an equity method investee will continue to be reviewed for impairment in accordance with existing GAAP. There is currently no equity method goodwill associated with any of the Company's equity method investees. Under the transition provisions of SFAS No. 142, all goodwill existing as of June 30, 2001 will cease to be periodically amortized as of January 1, 2002, but all goodwill arising in a purchase business combination (including step acquisitions) completed on or after July 1, 2001 would not be periodically amortized from the date of such combination.

     As discussed in Note 9, the Company has assigned its goodwill to three reporting units (as that term is defined in SFAS No. 142). Goodwill attributable to the chemicals operating segment will be assigned to the reporting unit consisting of NL in total. Goodwill attributable to the component products operating segment will be assigned to two reporting units within that operating segment, one consisting of CompX's security products operations and the other consisting of CompX's ergonomic products and slide products operations. Under SFAS No. 142, such goodwill will deemed to not be impaired if the estimated fair value of the applicable reporting unit exceeds the respective net carrying value of such reporting units, including the allocated goodwill. If the fair value of the reporting unit is less than carrying value, then a goodwill impairment loss would be recognized equal to the excess, if any, of the net carrying value of the reporting unit goodwill over its implied fair value (up to a maximum impairment equal to the carrying value of the goodwill). The implied fair value of reporting unit goodwill would be the amount equal to the excess of the estimated fair value of the reporting unit over the amount that would be allocated to the tangible and intangible net assets of the reporting unit (including unrecognized intangible assets) as if such reporting unit had been acquired in a purchase business combination accounted for in accordance with SFAS No. 141.

     In determining the estimated fair value of the NL reporting unit, the Company will consider quoted market prices for NL common stock. The Company will also use other appropriate valuation techniques, such as discounted cash flows, to estimate the fair value of the two CompX reporting units.

     The Company has completed its initial, transitional goodwill impairment analysis under SFAS No. 142 as of January 1, 2002, and no goodwill impairments were deemed to exist. In accordance with the requirements of SFAS No. 142, the Company will review goodwill of its three reporting units for impairment during the third quarter of each year starting in 2002. Goodwill will also be reviewed for impairment at other times during each year when events or changes in circumstances indicate that an impairment might be present.

     The following table presents what the Company's consolidated net income, and related per share amounts, would have been in 1999, 2000 and 2001 if the goodwill amortization included in the Company's reported consolidated net income had not been recognized.

                                                       Years ended December 31,
                                                       1999     2000       2001
                                                       ----     ----       ----
                                                             (In millions,
                                                         except per share data)

Net income as reported ..........................   $  49.4   $  76.6   $  93.2
Adjustments:
  Goodwill amortization .........................      11.8      15.9      16.9
  Equity method goodwill amortization ...........       4.3      --        --
  Incremental income taxes ......................      (2.3)     (1.6)      (.1)
  Minority interest in goodwill amortization ....       (.7)     (1.0)     (1.1)
                                                    -------   -------   -------

   Adjusted net income ..........................   $  62.5   $  89.9   $ 108.9
                                                    =======   =======   =======

Basic net income per share
 as reported ....................................   $   .43   $   .67   $   .81
Adjustments:
  Goodwill amortization .........................       .10       .13       .15
  Equity method goodwill amortization ...........       .04      --        --
  Incremental income taxes ......................      (.02)     (.01)     --
  Minority interest in goodwill amortization ....      (.01)     (.01)     (.01)
                                                    -------   -------   -------

   Adjustment basic net income
    per share ...................................   $   .54   $   .78   $   .95
                                                    =======   =======   =======

Diluted net income per share
 as reported ....................................   $   .43   $   .66   $   .80
Adjustments:
  Goodwill amortization .........................       .10       .13       .15
  Equity method goodwill amortization ...........       .04      --        --
  Incremental income taxes ......................      (.02)     (.01)     --
  Minority interest in goodwill amortization ....      (.01)     (.01)     (.01)
                                                    -------   -------   -------

   Adjusted diluted net income
    per share ...................................   $   .54   $   .77   $   .94
                                                    =======   =======   =======


     Impairment  of  long-lived  assets.  The  Company  will adopt SFAS No. 144,
Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of existing GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Lived-Lived Assets to be Disposed Of. However, SFAS No. 144 provides new guidance intended to address certain implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. Adoption of SFAS No. 144 will not have a significant effect on the Company as of January 1, 2002.

     Asset retirement obligations. The Company will adopt SFAS No. 143, Accounting for Asset Retirement Obligations, no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, on the Company of adopting SFAS No. 143 has not yet been determined.

Note 21 -      Quarterly results of operations (unaudited):

                                                       Quarter ended
                                                      --------------
                                           March 31  June 30   Sept. 30  Dec. 31
                                           --------  -------   --------  -------
                                            (In millions, except per share data)

Year ended December 31, 2000
  Net sales ............................   $ 301.7   $ 320.0   $ 308.1   $ 262.1
  Operating income .....................      49.1      66.6      57.4      44.6

      Net income .......................   $  10.5   $  35.0   $  13.0   $  18.1

  Basic earnings per common share ......   $   .09   $   .30   $   .11   $   .16

Year ended December 31, 2001
  Net sales ............................   $ 288.8   $ 276.3   $ 262.5   $ 231.9
  Operating income .....................      49.2      39.7      31.5      21.8

      Net income .......................   $  31.6   $  47.6   $  10.3   $   3.7

  Basic earnings per common share ......   $   .27   $   .41   $   .09   $   .03

     The sum of the quarterly per share amounts may not equal the annual per share amounts due to relative changes in the weighted average number of shares used in the per share computations.

     During the fourth quarter of 2000, the Company recognized a $26.5 million pre-tax gain related to NL's legal settlement with certain of its former insurance carriers and a $5.7 million pre-tax impairment charge for an other than temporary decline in value of certain marketable securities held by the Company. See Note 12. During the fourth quarter of 2000, the Company also recognized an extraordinary loss related to the early extinguishment of certain NL indebtedness. See Notes 1 and 11.

     During the fourth quarter of 2001, the Company recognized (i) an $11.7 million insurance gain related to insurance recoveries received by NL resulting from fire at its Leverkusen facility, (ii) $16.6 million of business interruption insurance proceeds related to the Leverkusen fire as payment for unallocated period costs and lost margin attributable to prior 2001 quarters, and (iii) a $17.6 million net income tax benefit related principally to a change in estimate of NL's ability to utilize certain German income tax attributes. See Notes 12 and 16. In addition, the Company's equity in earnings of TIMET during the fourth quarter of 2001 includes the effect of TIMET's $61.5 million provision for an other than temporary decline in value of certain preferred securities held by TIMET and a $12.3 million increase in TIMET's deferred income tax asset valuation allowance.

Note 22 - Subsequent event:

     The Company adopted SFAS No. 145 effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APBO") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APBO No. 30; any such gain or loss that would not have met the APBO No. 30 criteria is retroactively reclassified and reported as a component of income before extraordinary item. The Company has concluded that all of its previously-recognized gains and losses from the early extinguishment of debt that occurred on or after January 1, 1998 would not have met the APBO No. 30 criteria for classification as an extraordinary item, and accordingly such previously-reported gains and losses from the early extinguishment of debt have been retroactively reclassified and are now reported as a component of income before extraordinary item. With respect to the Statements of Income for 1999, 2000 and 2001 included in these consolidated financial statements, the effect of adopting SFAS No. 145 resulted in a decrease in income before extraordinary item of $477,000 (nil per share) in 2000. There was no impact on 1999 or 2001 from adopting SFAS No. 145.